UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒          Definitive Proxy Statement

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☐          Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 (973) 948-3000

March 24, 2015

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

Wednesday, April 29, 2015

The 2015 Annual Meeting of Stockholders of Selective Insurance Group, Inc. (“Selective”) will be held Wednesday, April 29, 2015, at 3:00 PM Eastern Time in the Auditorium at Selective’s principal offices, which are located at and have the mailing address of 40 Wantage Avenue, Branchville, New Jersey 07890.

At the meeting, we will ask stockholders to:

1.	Elect 11 directors for a one-year term expiring in 2016;

2.	Approve, on an advisory basis, the compensation of Selective’s named executive officers; and

3.	Ratify the appointment of KPMG LLP as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

We plan a brief business meeting focused on these items and we will attend to any other business properly brought before the meeting and at any adjournments or postponements of the meeting. The Board of Directors recommends that: (i) you vote “FOR” all of the nominees to the Board of Directors; and (ii) you vote “FOR” Proposals 2 and 3. These proposals are further described in the Proxy Statement.

Also enclosed is Selective’s 2014 Annual Report to Stockholders. At the meeting, we will be making a brief presentation on operations and will offer time for your comments and questions.

Selective stockholders of record at the close of business on Friday, March 6, 2015 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement of it. A quorum is a majority of outstanding shares. YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE YOUR SHARES BY: (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME, AS DESCRIBED IN THE PROXY STATEMENT, PRIOR TO THE TIME IT IS VOTED AT THE 2015 ANNUAL MEETING. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE SEE THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER OR CUSTODIAN.

Very truly yours,

Gregory E. Murphy
Chairman of the Board and Chief Executive Officer

By Order of the Board of Directors:

Robyn P. Turner

Corporate Secretary

-i-

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, APRIL 29, 2015

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective” or “we”) will be held on Wednesday, April 29, 2015, at 3:00 PM Eastern Time in the Auditorium at Selective’s principal offices at 40 Wantage Avenue, Branchville, New Jersey 07890. Directions are on the back of this Proxy Statement. Our telephone number is (973) 948-3000.

WHEN WAS THIS PROXY STATEMENT MAILED?

This Proxy Statement and proxy card are being mailed to Selective stockholders on or about March 24, 2015.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 6, 2015 is entitled to one vote per share owned. There were 56,927,216 shares outstanding at the close of business on that date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (“Board of Directors” or the “Board”) is soliciting your proxy, meaning your authorization for our named proxies, John C. Burville and William M. Rue, to vote your shares.

Unless revoked by you, your proxy will be effective for the Annual Meeting and for any adjournments or postponements of that meeting.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but they also may be solicited personally or in writing, by telephone, e-mail, facsimile, or otherwise by Selective directors or officers, or employees of a Selective subsidiary, who will receive no additional compensation. Selective has engaged Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies and the distribution of proxy materials. Georgeson Inc. will provide such services for an estimated fee of approximately $8,000, plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, owners of 28,463,609 shares of Selective common stock (a majority of the issued and outstanding shares entitled to vote) constituting a quorum, must be in attendance or represented by proxy. Our common stock is our only class of voting securities.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting three proposals for a stockholder vote.

PROPOSAL 1.	ELECTION OF DIRECTORS

THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING ELEVEN NOMINATED DIRECTORS FOR A TERM OF ONE YEAR:

▪ PAUL D. BAUER	▪ RONALD L. O’KELLEY

▪ ANNABELLE G. BEXIGA	▪ WILLIAM M. RUE

▪ JOHN C. BURVILLE	▪ JOHN S. SCHEID

▪ MICHAEL J. MORRISSEY	▪ J. BRIAN THEBAULT

▪ GREGORY E. MURPHY	▪ PHILIP H. URBAN

▪ CYNTHIA S. NICHOLSON

You can find information about these nominees, Selective’s Board of Directors, its committees, and other related matters in the section entitled, “Information about Proposal 1” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 1, on which you may:

▪	Vote “FOR” all of the nominees;

▪	Vote “AGAINST” all of the nominees;

▪	Vote “FOR” or “AGAINST” specific nominees; or

▪	Abstain from voting from all or specific nominees.

Under our By-Laws, directors in uncontested elections must be elected by a majority of votes cast, assuming a quorum is present. A majority means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the director nominee. In an uncontested election, any director nominee who does not receive more “for” than “against” votes is required to tender his or her resignation from the Board of Directors within five days of certified election results. If that happens: (i) the Corporate Governance and Nominating Committee must recommend to the Board of Directors whether it should accept the resignation; and (ii) the Board of Directors must decide whether to accept the resignation and disclose its decision-making process.

Stockholders may not cumulate their votes. Abstentions and broker non-votes (shares held by a broker, bank, or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) will not be taken into account in determining the outcome of the vote consistent with New Jersey law and the proxy rules of the United States Securities and Exchange Commission (“SEC”).

PROPOSAL 2.	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

You can find information about the compensation of our named executive officers in the section entitled, “Executive Compensation”, and about Proposal 2 in the section entitled, “Information about Proposal 2” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 2, on which you may:

▪	Vote “FOR” Proposal 2;

▪	Vote “AGAINST” Proposal 2; or

▪	Abstain from voting.

Assuming a quorum is present, Proposal 2 will pass if approved by an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes consistent with New Jersey law and the SEC’s proxy rules.

PROPOSAL 3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

You can find information about Selective’s relationship with KPMG LLP in the section entitled “Information about Proposal 3” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 3, on which you may:

▪	Vote “FOR” Proposal 3;

▪	Vote “AGAINST” Proposal 3; or

▪	Abstain from voting.

Assuming a quorum is present, Proposal 3 will pass if it receives an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be counted as votes cast and will not be taken into account in determining whether the proposal has received the requisite number of affirmative votes consistent with New Jersey law and the SEC’s proxy rules.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is not aware of any other business to be presented for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority to vote on such matters according to their best judgment to the extent permitted by applicable law and NASDAQ Stock Market (“NASDAQ”) and SEC rules and regulations.

The Chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and nominations for this year’s Annual Meeting are set forth in Selective’s By-Laws.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend,” and other similar words. These forward-looking statements are based on our beliefs, assumptions, and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K filed with the SEC and in the Quarterly Reports on Form 10-Q we have filed or will file with the SEC hereafter under the headings “Risk Factors” and “ Forward-Looking Statements.”

You are cautioned not to place undue reliance on any of our forward-looking statements. We disclaim any intention or obligation to publicly update or revise any forward-looking statements, except as required by law. This cautionary statement is applicable to all forward-looking statements contained in this document.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

You can vote four ways:

1.	BY MAIL (MUST BE RECEIVED BEFORE ANNUAL MEETING):

▪	Mark your voting instructions on the proxy card;

▪	Sign your name exactly as it appears on the proxy card;

▪	Date the proxy card; and

▪	Mail the proxy card to us in the provided postage-paid envelope.

Timing is important, so please mail your proxy card promptly. We must receive it before the beginning of the Annual Meeting. If you do not give voting instructions on your signed and mailed proxy card, the named proxies will vote your shares FOR each of the director nominees and FOR Proposals 2 and 3. If any other matters requiring a vote arise during the meeting, the named proxies will exercise their discretion in accordance with their best judgment to the extent permitted by applicable law and NASDAQ and SEC rules and regulations.

2.	BY TELEPHONE (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 28, 2015 AT 12:00 PM CENTRAL TIME):

▪	Call the toll-free number on your proxy card; and

▪	Follow the instructions on your proxy card and the voice prompts.

▪	IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.	BY INTERNET (MAY BE DONE AT ANY TIME UNTIL TUESDAY, APRIL 28, 2015 AT 12:00 PM CENTRAL TIME):

▪	Go to the website listed on your proxy card; and

▪	Follow the instructions on your proxy card and the website.

▪	IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	IN PERSON (MAY ONLY BE DONE ON WEDNESDAY, APRIL 29, 2015, AT THE ANNUAL MEETING):

▪	Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy at any time before the proxy is exercised at the Annual Meeting:

▪	By writing to Selective’s Corporate Secretary, Robyn P. Turner, at 40 Wantage Avenue, Branchville, New Jersey 07890;

▪	By submitting a new vote by telephone, via the Internet, or by returning a properly executed new proxy card bearing a later date. Any subsequent timely and valid vote by any voting method will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The vote counted will be the last vote received before 12:00 PM Central Time on Tuesday, April 28, 2015 – unless you change your vote by voting in person at the Annual Meeting; and

▪	Voting in person at the Annual Meeting.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you: (i) properly execute your proxy card and return it to Selective; or (ii) submit your proxy by telephone or via the Internet, and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting in accordance with your instructions.

In the absence of voting instructions, the named proxies will vote your shares FOR each of the director nominees and FOR Proposals 2 and 3. If other matters properly come before the Annual Meeting, the named proxies will vote on such matters in accordance with their best judgment to the extent permitted by applicable law and NASDAQ and SEC rules and regulations.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If you are a beneficial owner of our stock, meaning that the Selective stock you own is held in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), you should have received access to these proxy materials from your bank, broker, or other nominee by mail or e-mail with information on how to submit your voting instructions. Unless you provide voting instructions to your bank, broker, or other nominee, your shares will not be voted on the election of directors (Proposal 1) and the advisory (non-binding) vote on the compensation of Selective’s named executive officers (Proposal 2). In contrast, we believe brokers can vote uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 3). Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.

HOW WILL VOTES BE COUNTED?

The inspectors of election appointed for the Annual Meeting by the Board of Directors will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum. We believe brokers may exercise their discretionary voting power for Proposal 3.

For Proposal 1, abstentions and broker non-votes will not be considered in determining whether director nominees have received more “for” votes than “against” votes. Approval of Proposals 2 and 3 requires the affirmative vote of a majority of votes cast at the Annual Meeting. Abstentions and broker non-votes have no effect on Proposal 2, and abstentions have no effect on Proposal 3.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, APRIL 29, 2015

This Proxy Statement and our 2015 Annual Report to Stockholders are available on
Selective’s Internet website at www.selective.com.

INFORMATION ABOUT PROPOSAL 1

Election of Directors

Under our By-Laws, directors in uncontested elections must be elected by a majority of votes cast. A majority means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. For more information on our majority voting policy, please see the section entitled “Corporate Governance – Majority Voting for Directors in Uncontested Elections” of this Proxy Statement.

All directors stand for election for a one-year term. In all cases, each director will hold office until a successor has been elected and qualified, or until the director’s earlier resignation or removal.

Selective’s Board of Directors currently has 12 members with A. David Brown retiring and not standing for election. Pursuant to Selective’s Amended and Restated Certificate of Incorporation, and its By-Laws, as amended, Selective may have a minimum of seven and a maximum of 20 directors. By majority vote, the Board of Directors may set the number of directors within this range at any time.

Process for Review and Nomination of Director Candidates

The Corporate Governance and Nominating Committee is responsible for the review and nomination of candidates to the Board of Directors.1 The Corporate Governance and Nominating Committee reviews all director candidates for possible nomination and election to the Board and seeks such candidates from any source, including:

▪	Directors and management;

▪	Third party search firms that the Corporate Governance and Nominating Committee may engage from time to time for a fee to identify and interview candidates; and

▪	Stockholders.

Any stockholder proposing a Board candidate(s) must submit in writing all information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in a solicitation of proxies for the election of a director to the Chairperson of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, 40 Wantage Avenue, Branchville, New Jersey 07890.

Regardless of source, the Corporate Governance and Nominating Committee evaluates all candidates based on, among other things, the following standards:

▪	Personal and professional ethics, integrity, character, and values;

▪	Professional and personal experience;

▪	Business judgment;

▪	Skills and expertise;

▪	Industry knowledge;

▪	Independence and avoidance or limitation of potential or actual conflicts of interest;

1 See the section entitled, “Board Meetings and Committees” for further discussion of the Corporate Governance and Nominating Committee’s other responsibilities.

▪	Dedication and commitment to representing the long-term interests of Selective and its stockholders;

▪	Willingness to dedicate and devote sufficient time to Board duties and activities;

▪	Other appropriate and relevant factors, including the qualifications and skills of the current members of the Board; and

▪	Diversity.

Although Selective has no formal diversity policy, our Corporate Governance Guidelines provide that the composition of the Board should encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion. Accordingly, diversity of thought, experience, gender, race, and ethnic background are greatly considered in the director evaluation process.

Director Nominees

No family relationships exist between any of Selective’s current directors, executive officers, and persons nominated by Selective to become a director.

The Board has ratified the Corporate Governance and Nominating Committee’s nomination of the 11 directors listed below to stand for election at the 2015 Annual Meeting for terms expiring at the 2016 Annual Meeting or until a successor has been duly elected and qualified.

All 11 nominees have consented to being named in this Proxy Statement and to serving if elected. The Board does not know of any reason why any of these nominees would decline or be unable to serve if elected. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

NOMINEES OF THE BOARD OF DIRECTORS
Paul D. Bauer, 71 Independent Director, 1998 Lead Independent Director, since April 2013

▪     Retired financial executive.

▪     Executive Vice President and Chief Financial Officer of Tops Markets, Inc., 1970 to 1993.

▪     Director, Rosina Holdings Inc., since 2002.

▪     Director, Fluent Energy Corporation, 2012 to July 2014.

▪     Director, Catholic Health System of Western New York, 1998 to 2008.

▪     Co-founder and President, The Bison Scholarship Fund (formerly named the Buffalo Inner-City Scholarship Opportunity Network), since 1995.

▪     Trustee, Holy Angels Academy, 2005 to 2011.

▪     Boston College (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Bauer is the former Chief Financial Officer of a publicly-traded company and served as the Chairman of Selective’s Audit Committee for 8 years. Mr. Bauer is very active in the Buffalo community and knowledgeable of Upstate New York, which is an important market for Selective.

NOMINEES OF THE BOARD OF DIRECTORS
Annabelle G. Bexiga, 53 Independent Director, 2012

▪     Chief Operating Officer, TIAA Asset Management, since June 2014.

▪     Executive Vice President and Chief Information Officer, TIAA-CREF, since 2013.

▪     Senior Managing Director and Chief Information Officer, TIAA-CREF, 2010 to 2013.

▪     Chief Information Officer, Bain Capital, LLC, 2008 to 2010.

▪     Elysian Coaching & Consulting, President and Founder, 2007.

▪     Managing Director and Chief Information Officer, JPMorgan Invest, LLC, 2003 to 2006.

▪     Member, CIO’s Executive Council, Executive Women in Information Technology.

▪     Member, CIO Strategy Exchange.

▪     Seton Hall University (B.Sc.).

▪     International Executive MBA Program, Rutgers University.

Discussion of individual experience, qualifications, attributes, and skills.	Ms. Bexiga has extensive financial services and information technology experience. She was named by Insurance and Technology Magazine as one of the 2011 Elite 8 CIOs. Ms. Bexiga is focused on innovative means of using social media to change retail behavior. She is also skilled in leading teams in multi-cultural environments and was certified as an executive coach. We believe that Ms. Bexiga’s expertise in information technology and its use by retail financial services companies is extremely important to the Board in setting Selective’s long-term strategies, particularly related to customer and agency experience matters.
John C. Burville, 67 Independent Director, 2006

▪     Insurance Consultant to the Bermuda Government, 2003 to 2007.

▪     Bermuda Insurance Advisory Committee, 1985 to 2003.

▪     Chief Actuary and Senior Rating Agency Manager of ACE Limited, 1992 to 2003.

▪     Leicester University in the United Kingdom (B.Sc. and Ph.D.).

▪     Fellow of the Institute of Actuaries.

▪     Member of the American Academy of Actuaries.

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Burville has extensive insurance industry knowledge and served as chief actuary of one of the world’s largest property and casualty insurance companies. He is extremely knowledgeable about reserving and numerous actuarial techniques to calculate ultimate reserve levels. Board members look to Mr. Burville for guidance on actuarial subject matters and his general knowledge of the insurance business.
Michael J. Morrissey, 67 Independent Director, 2008

▪     President & Chief Executive Officer, International Insurance Society, Inc., since 2009.

▪     Chairman and Chief Executive Officer, Firemark Investments, 1983 to 2009.

▪     Director, CGA Group, Ltd., 1998 to 2009.

▪     Member, Board of Overseers, St. John's University School of Risk Management, Insurance and Actuarial Science, since 2012.

▪     Chartered Financial Analyst.

▪     Member, Association of Insurance and Financial Analysts.

▪     Member, New York Society of Securities Analysts.

▪     Boston College (B.A.).

▪     Dartmouth College (M.B.A.).

▪     Harvard University Graduate School of Business Administration (Corporate Financial Management Program).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Morrissey has 42 years of insurance industry experience. He is the head of an international insurance research organization, previously managed an investment firm specializing in insurance companies, and was president and chief investment officer of an insurance company. Mr. Morrissey is very knowledgeable about the insurance industry, the investment community, investor relations, and the analysis of strategic transactions.

NOMINEES OF THE BOARD OF DIRECTORS
Gregory E. Murphy, 59 Employee Director, 1997

▪     Chairman and Chief Executive Officer of Selective, since 2013.

▪     Chairman, President and Chief Executive Officer of Selective, 2000 to 2013.

▪     President and Chief Executive Officer of Selective, 1999 to 2000.

▪     President and Chief Operating Officer of Selective, 1997 to 1999.

▪     Other senior executive, management, and operational positions at Selective, 1980 to 1997.

▪     Certified Public Accountant (New Jersey) (Inactive).

▪     Director, Insurance Information Institute, since 2000; Chairman since January 2015.

▪     Director, American Insurance Association, since November 2014.

▪     Director, Property Casualty Insurers Association of America, 2008 to June 2014.

▪     Member, Board of Overseers, St. John’s University School of Risk Management, Insurance and Actuarial Science, since February 2015.

▪     Trustee, The Institutes, 2001 to 2013.

▪     Trustee, Newton Medical Center Foundation, 1999 to September 2014.

▪     Boston College (B.S.).

▪     Harvard University (Advanced Management Program).

▪     M.I.T. Sloan School of Management.

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Murphy is the Director most knowledgeable about our operations, having served as Chief Executive Officer for 15 years and having worked at Selective for 35 years. We consider his service on the Board extremely valuable to informed business and strategic decision-making. He has broad experience and knowledge in the areas of reinsurance, insurance pricing, and industry fundamentals. Mr. Murphy has extensive contacts in the insurance industry and serves as a director or trustee of several important industry groups. He is a Certified Public Accountant, served as our Chief Financial Officer prior to assuming other leadership positions, and is very knowledge on financial and investment matters.
Cynthia S. Nicholson, 50 Independent Director, 2009

▪     Chief Marketing Officer, Softcard®, since 2013.

▪     Executive Vice President and Chief Marketing Officer, Equinox Holdings, Inc., 2010 to 2012.

▪     Co-Founder, Pup To Go, LLC, since 2009.

▪     Advisor, GamesThatGive, Inc., 2010 to 2011; Principal Strategist and Director, 2009 to 2010.

▪     Senior Vice President and Chief Marketing Officer of Pepsi-Cola North America, a division of PepsiCo, Inc., 2005 to 2008.

▪     Director, Association of National Advertisers, 2006 to 2008.

▪     University of Illinois (B.S.).

▪     Kelley School of Business, Indiana University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Ms. Nicholson is a marketing expert with 26 years of marketing experience in various industries. She served as Chief Marketing Officer at Equinox Holdings, Inc. and Pepsi-Cola North America. Ms. Nicholson has extensive experience with brand building, advertising, media buying, promotions, digital and social media, and direct marketing. We believe her marketing expertise is invaluable as we explore branding and marketing efforts to differentiate ourselves with distribution partners and address competitive issues in the property and casualty insurance industry.

NOMINEES OF THE BOARD OF DIRECTORS
Ronald L. O’Kelley, 70 Independent Director, 2005

▪     Chairman and Chief Executive Officer, Atlantic Coast Venture Investments Inc., 2003 to 2008 and 2009 to present; Director, 2003 to 2009.

▪     President and Chief Executive Officer, U.S. Shipping Partners, L.P., 2008 to 2009, Director 2004 to 2008. In April 2009, U.S. Shipping Partners, L.P. filed for protection under Chapter 11 of the U.S. Bankruptcy Code and emerged reorganized as U.S. Shipping Corp in November 2009.

▪     Executive Vice President, Chief Financial Officer and Treasurer, State Street Corporation, 1995 to 2002.

▪     Advisory Director, Donald H. Jones Center for Entrepreneurship, Tepper School of Business, Carnegie Mellon University, since 2003.

▪     Duke University (A.B.).

▪     Carnegie Mellon University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. O’Kelley is the former Chief Financial Officer of a large multi-national financial services organization and the Audit Committee’s designated financial expert. He has extensive experience in corporate restructurings for both manufacturing organizations and financial institutions. Mr. O’Kelley has a demonstrated track record for implementing corporate strategy through significant mergers and acquisitions, divestitures, and debt and equity fund raisings. He has significant experience as a director of other public companies.
William M. Rue, 67 Non-Independent Director, 1977

▪     Chairman, Rue Insurance, an insurance agency, since 2013; President and former Executive Vice President, Rue Insurance, 1969 to 2013.

▪     President, Rue Financial Services, Inc., 2002 to 2012.

▪     Director, 1st Constitution Bank, since 1989, Secretary of the Board, since 2005.

▪     Director, 1st Constitution Bancorp, since 1999, Secretary of the Board, since 2005.

▪     Director, Robert Wood Johnson University Hospital at Hamilton, since 1994.

▪     Director, Robert Wood Johnson University Hospital Foundation, 1999 to 2012.

▪     Director, Robert Wood Johnson Health Care Corp., since 2011.

▪     Trustee, Rider University, 1993 to 2012, and since 2013.

▪     Member, Independent Agents & Brokers Association.

▪     Member, Society of CPCU.

▪     Member, Professional Insurance Agents Association.

▪     Member, Management Committee, PL Services, LLC.

▪     President, The Rue Foundation, since 2004.

▪     Rider College (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Rue has been one of our independent agents for 46 years, and was the chief executive of his agency for 29 years. Because we principally distribute our products through independent agents, we believe it is extremely valuable for informed business and strategic decision-making for the Board to have input from, and understand the views of, an independent agent who has strong knowledge of our operations and the competitive landscape.

NOMINEES OF THE BOARD OF DIRECTORS
John S. Scheid, 59 Independent Director, 2014

▪     Owner and sole member, Scheid Investment Group, LLC, since 2013.

▪     Director, Messmer Catholic Schools, since 2013.

▪     Chairman, Accounting Examining Board, State of Wisconsin, since 2013.

▪     Member, Golden Angels Investment Group, since 2013.

▪     Director, University of Wisconsin Milwaukee Foundation, 2002 to 2011. Emeritus Director, since 2011.

▪     Investment Committee Member, Marquette University High School, since 2011.

▪     PricewaterhouseCoopers, LLP, Senior Partner, 2009 to 2013; Global Insurance Assurance Practice Leader, 2001 to 2009; Chairman Americas Insurance Practice, 2001 to 2010; U.S. Insurance Practice Leader, 1995 to 2001; Midwest Region Financial Services Leader, 1991 to 1995; Partner, 1988 to 1991; other positions 1977 to 1988.

▪     Director and Audit Committee Chair, Pine River Re Holdings Ltd, March to December 2014.

▪     Member, Board of Governors, Junior Achievement Worldwide, since 2004; Audit Committee Chair, since 2004.

▪     Certified Public Accountant (New York, Illinois, Wisconsin).

▪     University of Notre Dame (B.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Scheid retired after 36 years at PricewaterhouseCoopers LLP, most recently serving as a senior partner, primarily in the insurance and asset management industries. He has extensive experience in financial management, public company governance, and corporate transactions. Mr. Scheid’s financial experience and keen sense of industry trends are extremely valuable to Selective in the constantly changing cycle of the property and casualty industry.
J. Brian Thebault, 63 Independent Director, 1996

▪     Partner, Thebault Associates, since 1987.

▪     Chairman, Earth-Thebault, 2007 to 2009.

▪     Chairman and Chief Executive Officer, L.P. Thebault Company, 1998 to 2007; President and Chief Executive Officer, L.P. Thebault Company, 1984 to 1998.

▪     Director, Curex Group Holdings LLC, since 2010.

▪     Trustee, The Peck School, 1994 to 2010.

▪     Trustee, The Delbarton School, 1990 to 2007.

▪     University of Southern California (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.	For most of his career, Mr. Thebault has run closely-held businesses, which is the ownership structure of many of our commercial customers. Through his career in the printing industry, he has a strong background in sales, marketing, finance matters, and business strategy.
Philip H. Urban, 62 Independent Director, 2014

▪     Retired President and Chief Executive Officer, Grange Insurance, 1999 to 2010.

▪     President, Personal Lines, Guaranty National Insurance Company, 1996 to 1999.

▪     Senior Vice President, Great American Insurance Company, 1990 to 1996.

▪     Chairman, Integrity Insurance, 2002 to 2010.

▪     Chairman, The Grange Bank, 1999 to 2007.

▪     Director, The Jeffrey Company, 2005 to present.

▪     Miami University of Ohio (B.A.).

▪     Ohio State University (M.B.A).

Discussion of individual experience, qualifications, attributes, and skills.	Mr. Urban has a wealth of property casualty insurance experience, both as a senior executive and as a board member. He has first-hand knowledge of the independent agent distribution channel, geographic market expansion, and insurance products and technology, which he uses to contribute to Selective’s strategic direction.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES TO THE BOARD OF DIRECTORS.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of February 20, 2015:

▪	The number of shares of Selective common stock beneficially owned by each director, the Chairman of the Board and Chief Executive Officer (the “Chief Executive Officer” or “CEO”), the Chief Financial Officer, and the other named executive officers, as described in our Compensation Discussion and Analysis in this Proxy Statement.

▪	The number of shares of Selective common stock beneficially owned by our directors and executive officers as a group.

	Number of Shares
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days of February 20, 2015	Total Shares Beneficially Owned(1)	Percent of Class
Bauer, Paul D.	69,468	38,109	107,577	*
Bexiga, Annabelle G.	11,722	0	11,722	*
Brown, A. David	33,705	38,109	71,814	*
Burville, John C.	64,427	38,109	102,536	*
Lanza, Michael H.	46,616	11,114	57,730	*
Marchioni, John J.	108,020	20,751	128,771	*
Morrissey, Michael J.	14,190	14,065	28,255	*
Murphy, Gregory E.	304,840	24,067	328,907	1%
Nicholson, Cynthia S.	25,322	7,953	33,275	*
O’Kelley, Ronald L.	41,641	38,109	79,750	*
Rue, William M.	426,665(2)	38,109	464,774	1%
Scheid, John S.	917	0	917	*
Thatcher, Dale A.	105,483	24,067	129,550	*
Thebault, J. Brian	81,470(3)	38,109	119,579	*
Urban, Philip H.	1,159	0	1,159	*
Zaleski, Ronald J.	85,991	24,067	110,058	*
All directors and executive officers, as a group (15 persons)	1,335,645	330,671	1,666,316	3%

* Less than 1% of the common stock outstanding.

(1) No directors or executive officers hold Selective common stock in margin accounts or have Selective common stock pledged for a loan or stock purchase, other than 25,082 shares pledged by Mr. Lanza in connection with the purchase of an intended principal residence.

(2) Includes: (i) 41,318 shares held by Chas. E. Rue & Son, Inc. t/a Rue Insurance (“Rue Insurance”), an independent insurance agency of which Mr. Rue is Chairman and owner of more than a 10% equity interest (see the section entitled “Transactions with Related Persons” of this Proxy Statement for more information); and (ii) 5,226 shares held by Mr. Rue’s wife.

(3) Includes: (i) 250 shares held in custody for, and 214 shares held by, one daughter of Mr. Thebault; and (ii) 113 shares held in custody for, and 101 shares held by, another daughter of Mr. Thebault.

Security Ownership of Certain Beneficial Owners

The following table lists the only persons or groups known to Selective to be the beneficial owners of more than 5% of any class of Selective’s voting securities as of December 31, 2014, based on Schedules 13G filed by the beneficial owners on January 22, 2015, February 5, 2015, and February 11, 2015, respectively, with the SEC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10022	4,904,792 shares of common stock	8.7%
Common Stock	Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	4,789,488 shares of common stock	8.49%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,522,471 shares of common stock	6.24%

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions, and biographies are set forth below. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

EXECUTIVE OFFICERS
Gregory E. Murphy, 59 Chairman and Chief Executive Officer	▪ For information regarding Mr. Murphy, please see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.
John J. Marchioni, 45 President and Chief Operating Officer

▪     Present position since 2013.

▪     Executive Vice President, Insurance Operations, Selective, 2010 to 2013.

▪     Executive Vice President, Chief Underwriting and Field Operations Officer, Selective, 2008 to 2010.

▪     Executive Vice President, Chief Field Operations Officer, Selective, 2007 to 2008.

▪     Senior Vice President, Director of Personal Lines, Selective, 2005 to 2007.

▪     Various insurance operation and government affairs positions, Selective, 1998 to 2005.

▪     Director, Consumer Agent Portal, LLC, since 2011.

▪     Chartered Property Casualty Underwriter (CPCU).

▪     Princeton University (B.A.).

▪     Harvard University (Advanced Management Program).

EXECUTIVE OFFICERS
Dale A. Thatcher, 53 Executive Vice President and Chief Financial Officer

▪     Present position since 2010.

▪     Executive Vice President, Chief Financial Officer and Treasurer, Selective, 2003 to 2010.

▪     Senior Vice President, Chief Financial Officer and Treasurer, Selective, 2000 to 2003.

▪     Certified Public Accountant (Ohio) (Inactive).

▪     Chartered Property and Casualty Underwriter (CPCU).

▪     Chartered Life Underwriter (CLU).

▪     Member, American Institute of Certified Public Accountants.

▪     Member, Ohio Society of Certified Public Accountants.

▪     Member, Financial Executives Institute.

▪     Member, Insurance Accounting and Systems Association.

▪     Member, National Investor Relations Institute.

▪     University of Cincinnati (B.B.A. and M.B.A.).

▪     Harvard University (Advanced Management Program).

Michael H. Lanza, 53 Executive Vice President, General Counsel, and Chief Compliance Officer

▪     Present position since 2007.

▪     Senior Vice President and General Counsel, Selective, 2004 to 2007.

▪     Trustee, Newton Medical Center Foundation, since September 2014.

▪     Member, Society of Corporate Secretaries and Corporate Governance Professionals.

▪     Member, National Investor Relations Institute.

▪     University of Connecticut (B.A.)

▪     University of Connecticut School of Law (J.D.).

TRANSACTIONS WITH RELATED PERSONS

William M. Rue, Director. Mr. Rue owns more than 10% of the equity, and is Chairman of, Rue Insurance, an independent retail insurance agency. Rue Insurance has been an appointed independent agent of Selective’s insurance subsidiaries since 1928 and Selective expects that relationship to continue in 2015. The appointment of Rue Insurance as an independent agent was made on similar terms and conditions as other Selective agents and includes the right to participate in the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (2010). In 2014, Rue Insurance placed insurance policies with Selective’s insurance subsidiaries. Direct premiums written associated with these policies was $9.0 million in 2014. In return, Selective’s insurance subsidiaries paid commissions to Rue Insurance of $1.6 million. For additional information regarding Mr. Rue, see the section entitled “Information about Proposal 1 – Director Nominees” of this Proxy Statement.

The Selective Insurance Group Foundation, a private foundation Selective established under Section 501(c)(3) of the Internal Revenue Code (the “Selective Foundation”). The Selective Foundation makes grants to charitable organizations in accordance with its By-Laws and funding guidelines, which are available at www.selective.com. In 2014, the Selective Foundation made grants in excess of $20,000 to the following organizations with ties to Selective, all of which are located in Sussex County, New Jersey, where Selective is headquartered and over half of its headquarter-based employees live:

▪	$50,000 in grants to the Newton Medical Center Foundation (“NMCF”), a charitable organization affiliated with Newton Medical Center. Mr. Lanza serves on the Board of Trustees of NMCF, as did Mr. Murphy in 2014. In 2012, the Selective Foundation agreed to a plan of giving, to be annually renewed, that provides for $50,000 per year for the period of 2013 to 2023, with a potential maximum total contribution of $500,000. In 2014, a Selective subsidiary also provided corporate sponsorship payments totaling $2,225 to NMCF.

▪	$50,000 in grants to Project Self-Sufficiency of Sussex County (“PSS”), a non-profit, community-based organization dedicated to empowering low-income adults and their children to achieve personal and economic self-sufficiency. Susan Murphy, Mr. Murphy’s wife, serves on the PSS Board of Directors.

▪	$20,000 in grants to Pass It Along, a community-based organization dedicated to teaching children about leadership and charitable activities. Dale A. Thatcher, Executive Vice President and Chief Financial Officer of Selective, serves as Chairman of the Board of Directors of Pass It Along. Kimberly J. Burnett, Executive Vice President and Chief Human Resources Officer of Selective Insurance Company of America ("SICA"), the lead insurance subsidiary of Selective, serves on the Advisory Board of Pass It Along.

▪	A $20,000 grant to the United Way of Northern New Jersey. Ms. Burnett serves as a member of the Board of Trustees of the United Way of Northern New Jersey.

Review, Approval, or Ratification of Transactions with Related Persons

Selective has a written Related Person Transactions Policy and Procedures (the “Related Person Policy”).

The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement, or relationship in which Selective or its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest. A “Related Person” under the Related Person Policy is generally: (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family member of such beneficial owner; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in Selective’s common stock.

Under the Related Person Policy, the Audit Committee (or Chairperson of the Audit Committee if between meetings) must approve Related Person Transactions. In its review, the Audit Committee considers all available relevant facts and circumstances of the proposed transaction, including: (i) the benefits to Selective; (ii) the impact on a director’s independence; (iii) the availability of other sources for comparable products and services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No Audit Committee member may participate in any review, consideration, or approval of any Related Person Transaction in which such director or any of his or her immediate family members is the Related Person. The Audit Committee only approves those Related Person Transactions that it considers are in, or not inconsistent with, the best interests of Selective and its stockholders.

Director Independence

The Board of Directors has determined that all directors are independent under NASDAQ and SEC rules and regulations – except Messrs. Murphy and Rue. In making its determination, the Board considered various transactions, relationships, or arrangements that relate to the directors. For a description of the transactions, relationships, or arrangements related to Mr. Rue, see the section entitled “Transactions with Related Persons.”

When the Board determined the independence of Ronald L. O’Kelley, it considered that two of his daughters and a son-in-law are employed with companies with which the Company does business. As: (i) Mr. O’Kelley, his daughters, and son-in-law have no involvement in such transactions; (ii) the relationships with such companies pre-date the employment of his daughters with these companies and his daughter’s marriage to the above-mentioned son-in-law; and (iii) the amount of revenue involved in such arrangements is immaterial to the business of such entities, the Board determined that these arrangements do not affect Mr. O’Kelley’s independence under applicable NASDAQ and SEC rules and regulations.

In 2013, a daughter of Mr. O’Kelley became employed by Liberty Mutual Insurance Company (“Liberty Mutual”) as a personal lines homeowners claims special projects implementation manager. One of our insurance subsidiaries has had an agreement with a Liberty Mutual subsidiary since 2011 pursuant to which the subsidiary provides long-term disability insurance and long-term, short-term and related disability management services to Selective and its employees. The aggregate annual premium Selective pays for these services is approximately $614,300, including $219,600 of contributions by Selective’s employees for supplemental disability insurance coverage. Liberty Mutual’s aggregate revenues for 2014 were approximately $39.6 billion. Mr. O’Kelley’s daughter has no involvement with Selective’s insurance program with Liberty Mutual. In 2014, another daughter of Mr. O’Kelley became Managing Director of State Street Global Markets, LLC, a subsidiary of State Street Corporation (“State Street”). Selective paid State Street Bank and Trust Company, a subsidiary of State Street, approximately $266,000 in 2014 for security custodial and banking services, and approximately $216,000 to Princeton Financial Systems, another subsidiary of State Street, for use of a software system. State Street’s aggregate revenues for 2014 were approximately $10.3 billion. Mr. O’Kelley’s daughter has no involvement with these transactions. This same daughter married the Vice President, Executive Relationship Manager – US / Canada of American International Group, Inc. (“AIG”). AIG is a capital contributor to a Lloyd’s syndicate that participated on certain layers of our 2014 casualty reinsurance treaty, and received $44,700 in ceded premiums in 2014 related to such participation. In addition, National Union Fire Insurance Company of Pittsburgh (“National Union”), a subsidiary of AIG, participated in our 2008 national workers compensation reinsurance pool treaty. In 2014, we received $49,291 in recovered net losses under that treaty from National Union. Neither Mr. O’Kelley’s daughter, nor his son-in-law, has any involvement with these payments under these treaties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires Selective’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of Selective’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Selective’s equity securities. Directors, executive officers, and greater than 10% stockholders are required by SEC regulations to furnish Selective with copies of all Section 16(a) Exchange Act reports they file. Based solely on Selective’s review of the provided copies of Forms 3, 4, and 5, or written representations from certain reporting persons that Forms 5 were not required, Selective believes that all directors, executive officers, and greater than 10% beneficial owners timely met all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2014.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Selective has established Corporate Governance Guidelines that are available for review in the Corporate Governance subsection of the Investor Relations section of Selective’s website, www.selective.com. These guidelines provide for the election of a Lead Independent Director, who supervises meetings of Selective’s independent directors that occur at least semi-annually. Paul D. Bauer is presently the Lead Independent Director. In 2014, Selective’s independent directors met four times outside the presence of management.

All members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors under NASDAQ and SEC rules and regulations.

Majority Voting for Directors in Uncontested Elections

Selective’s Board of Directors has adopted a majority voting policy for uncontested elections of incumbent directors. To be re-elected to the Board, an incumbent director must receive a majority vote by stockholders, unless the Corporate Secretary determines that the number of nominees exceeds the number of directors to be elected. If any incumbent director nominee receives less than a majority of votes cast, the following process must be followed:

▪	The incumbent director must tender his or her resignation to the Chairman of the Board within 5 days following certification of the meeting’s election results.

▪	Within 45 days after the stockholders’ meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board regarding whether to accept the director’s resignation. In determining and making its recommendation to the Board, the committee may consider any factors it deems relevant and a range of possible alternatives concerning the director’s tendered resignation.

▪	Within 90 days after the stockholders’ meeting, the Board of Directors shall formally act on the Corporate Governance and Nominating Committee’s recommendation and, within four business days of doing so, shall file with the SEC a Form 8-K in which it discloses its decision, the rationale for its decision, and the process it followed in reaching the decision to accept or reject the director’s tendered resignation.

▪	Any incumbent director who fails to receive a majority of votes cast and tenders resignation may not participate or vote in the deliberations of the Corporate Governance and Nominating Committee or the Board related to their resignation. If every member of the Corporate Governance and Nominating Committee fails to receive a majority vote at the same stockholders’ meeting, then the independent directors who received a majority vote and any independent directors who did not stand for re-election must appoint from themselves an ad hoc Board committee to consider the tendered resignations and make a recommendation to the Board whether it should accept them. If fewer than three directors would constitute an ad hoc committee, the entire Board (other than the individual director whose resignation is being considered) will make the determination to accept or reject the director’s resignation.

Stock Ownership and Retention Requirements and Hedging

Selective believes that stock ownership by directors and management encourages the enhancement of stockholder value. Selective’s stock ownership guidelines, which are based on prevailing corporate governance practices, are included in our Corporate Governance Guidelines, which are available in the Corporate Governance subsection of the Investor Relations section of www.selective.com.

The following table shows the common stock ownership guidelines for our directors and certain officers. Each director must meet the guidelines within five years of his/her first election to the Board and each officer must meet the guidelines on the later of March 31, 2015 or within six years of attaining the specified position:

Position	Requirement
Directors	5 x annual retainer
Chairman and CEO	4 x base salary
Chief Operating Officer	3.5 x base salary
Senior Executive Vice Presidents and Executive Vice Presidents	2.5 x base salary
Senior Vice Presidents or equivalent job grade	1.5 x base salary

In calculating ownership under the guidelines:

▪	Shares of Selective common stock currently owned, awards of restricted stock or restricted stock units (including related dividend equivalent units) not yet vested, and shares of Selective common stock held in benefit plan investments (i.e., 401(k) plan) are counted;

▪	Unexercised stock options are not counted; and

▪	Deferred shares of Selective common stock held in accounts of directors are counted.

Officers are required to retain direct ownership of at least 75% of the shares acquired under an equity award granted under any company equity compensation plan or other written compensatory arrangements that pays out after July 27, 2011, net of taxes and transaction costs, unless the officer has met his or her applicable stock ownership requirement as set forth above. We believe that our directors and officers are on track to meet the required ownership guidelines.

Selective officers, directors, and employees are prohibited from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving Selective common stock. These transactions would allow an officer, director, or employee to hold Selective securities without the full risks and rewards of ownership. When that occurs, the officer, director, or employee may no longer have the same objectives as Selective’s other stockholders. For this reason, such hedging or monetization transactions are prohibited.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held 6 meetings in 2014. All directors attended 75% or more of the aggregate of the meetings of the Board of Directors and their respective committees for the period during which they were directors in 2014. Selective expects all directors to attend the Annual Meeting, and all directors did so in 2014. Effective April 29, 2015, Mr. Brown, an independent director and member of the Corporate Governance and Nominating Committee and the Salary and Employee Benefits Committee of the Board of Directors will retire from the Board of Directors. Effective January 26, 2015, Ms. Lamm-Tennant, an independent director and member of the Finance Committee of the Board of Directors resigned from the Board of Directors.

The Board has five standing committees:

▪	Audit Committee;

▪	Corporate Governance and Nominating Committee;

▪	Executive Committee;

▪	Finance Committee; and

▪	Salary and Employee Benefits Committee.

The following tables provide information on each of the five committees:

Audit Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2014 Meetings: 6

Responsibilities:

▪     Oversee the accounting and financial reporting processes and the audits of the financial statements.

▪     Review and discuss with Selective’s management and independent auditors Selective’s financial statements, reports, and other information provided to the public and filed with the SEC.

▪     Monitor the activities of Selective’s Internal Audit Department and review and concur in the appointment, compensation, replacement, reassignment, or dismissal of the Chief Audit Executive.

▪     Monitor Selective’s internal controls regarding finance, accounting, and legal compliance.

▪     Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

▪     Assist the Board in overseeing the Company’s enterprise risk management function. Discuss with management Selective’s major financial, operational, or other risk exposures and steps management has taken to monitor and manage such exposures.

▪     Appoint Selective’s independent registered public accounting firm and supervise the relationship between Selective and its independent auditors, including reviewing their performance, making decisions with respect to their compensation, retention and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

Director Members:	Independent
Ronald L. O’Kelley, Chairperson and designated Audit Committee financial expert	Yes
Paul D. Bauer	Yes
Annabelle G. Bexiga	Yes
John C. Burville	Yes
John S. Scheid	Yes
J. Brian Thebault	Yes
Philip H. Urban	Yes

Corporate Governance and Nominating Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2014 Meetings: 7

Responsibilities:

▪     Establish criteria for director selection and identify and recommend nominees for director to the Board.

▪     Review and assess Selective’s Corporate Governance Guidelines and recommend changes to the Board.

▪     Recommend to the Board directors to serve as members of the various Board committees, chairpersons of the various committees, and Lead Independent Director.

▪     Advise the Board regarding Board composition, procedures, and committees.

▪     Review and update Selective’s Code of Conduct and review conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.

▪     Oversee the self-evaluations of the Board and its various committees.

▪     Review, jointly with the Salary and Employee Benefits Committee, CEO and executive management succession planning and professional development.

▪     Make a recommendation to the Board as to whether to accept an incumbent director’s tendered resignation if the director fails to receive a majority vote in an uncontested election of directors.

Director Members:	Independent
J. Brian Thebault, Chairperson	Yes
Annabelle G. Bexiga	Yes
A. David Brown	Yes
Cynthia S. Nicholson	Yes

Executive Committee
No Charter. Responsibilities defined in By-Laws.	2014 Meetings: 0

Responsibilities:

▪     Authorized by By-Laws to exercise the Board of Directors’ powers and authority in the management of Selective’s business and affairs between Board meetings.

▪     Has the right and authority to exercise all the powers of the Board of Directors on all matters brought before it, except concerning Selective’s investments or as prohibited by law.

Director Members:	Independent
Gregory E. Murphy, Chairperson	No
Paul D. Bauer	Yes
A. David Brown	Yes
Michael J. Morrissey	Yes
Ronald L. O’Kelley	Yes
J. Brian Thebault	Yes

Finance Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2014 Meetings: 4

Responsibilities:

▪     Review and approve changes to Selective’s investment policies, strategies, and programs.

▪     Review investment transactions made on behalf of Selective and review the performance of Selective’s investment portfolio and external investment managers.

▪     Review matters relating to the investment portfolios of the benefit plans of Selective and its subsidiaries, including the administration and performance of such portfolios.

▪     Review Selective’s reinsurance program, including structure, pricing, and financial strength of participating reinsurers on the program.

▪     Appoint members of Selective’s Management Investment Committee.

▪     Review and make recommendations to the Board regarding payment of dividends.

▪     Review Selective’s capital structure and significant expenditures, and provide recommendations to the Board regarding financial policies and matters of corporate finance.

Director Members:	Independent
Michael J. Morrissey, Chairperson	Yes
Paul D. Bauer	Yes
Ronald L. O’Kelley	Yes
William M. Rue	No
John S. Scheid	Yes

Salary and Employee Benefits Committee
Written Charter is available in the Corporate Governance subsection of the Investor Relations section of www.selective.com	2014 Meetings: 6

Responsibilities:

▪     Oversee, review, and administer compensation, equity, and employee benefit plans and programs related to the employees and management of Selective and its subsidiaries.

▪     Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate performance in light of those goals.

▪     Review annually and approve Selective’s compensation strategy for employees.

▪     Review annually and determine the individual elements of total compensation for the CEO and other members of senior management.

▪     Review, jointly with the Corporate Governance and Nominating Committee, CEO and executive management succession planning and professional development.

▪     Review and approve compensation for non-employee directors.

▪     Review the independence and engagement of the independent executive compensation consultant.

Director Members:	Independent
A. David Brown, Chairperson	Yes
Paul D. Bauer	Yes
John C. Burville	Yes
Michael J. Morrissey	Yes
Cynthia S. Nicholson	Yes
Philip H. Urban	Yes

RISK MANAGEMENT

Board Leadership Structure

Our two principal Board leadership positions are: (i) Chairman of the Board; and (ii) Lead Independent Director, which was created and first filled in July 2004. The Lead Independent Director position is defined in our Corporate Governance Guidelines and is very similar to the role of an independent non-executive Chairman. We believe that our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. The Corporate Governance and Nominating Committee also conducts annual self-assessments of the Board and its various committees and evaluates their effectiveness.

The Lead Independent Director is responsible for coordinating the activities of the independent directors and performing various other duties. The Lead Independent Director’s general authority and responsibilities are as follows:

▪	Presiding at all meetings of independent directors, as appropriate, and providing prompt feedback to the Chairman and CEO;

▪	Serving as a point of contact for Board members to raise issues that they may not be able to readily address with the Chairman and CEO;

▪	Ensuring that matters of importance to the Directors are placed on the Board’s meeting agendas;

▪	Assuring that the Chairman and CEO understands the Board’s views on all critical matters;

▪	Assuring that the Board understands the Chairman and CEO's views on all critical matters; and

▪	Calling executive sessions of the independent directors and serving as chairman of such meetings.

Our Lead Independent Director is Paul D. Bauer, who was appointed in April 2013 and has served on our Board since 1998. Our Chairman of the Board since April 2000 is Gregory E. Murphy, our Chief Executive Officer. At this time, we believe there is a benefit to having Mr. Murphy serve as both Chairman of the Board and Chief Executive Officer. As the executive with primary responsibility for managing our day-to-day operations, he is best positioned to chair regular Board meetings and to ensure that key business issues and risks are brought to the attention of our Board or its appropriate committee.

Enterprise Risk Management

Our Board oversees our overall enterprise risk management process, which follows, among other things, the 2004 Enterprise Risk Management – Integrated Framework of the Treadway Commission of the Committee of Sponsoring Organizations. We began our formal enterprise risk management process over fourteen years ago. Its key components include identification and measurement, reporting, and monitoring of major risks, and the development of appropriate responses.

In addition to the Board’s oversight of overall risk and the enterprise risk management process, various committees of the Board oversee risks specific to their areas of supervision and report their activities and findings to the Board:

▪	The Audit Committee, on operational, financial, and compliance risks;

▪	The Corporate Governance and Nominating Committee, on governance and certain compliance risks;

▪	The Finance Committee, on investment risk, non-investment credit risk, including reinsurance risk, insurance leverage, and associated financial risk; and

▪	The Salary and Employee Benefits Committee, on employee, human capital, and compensation strategy risks.

The Chief Executive Officer, who is the executive ultimately responsible for risk, and the Executive Risk Committee are responsible for the holistic evaluation and supervision of our aggregated risk profile and determination of future risk management actions in support of our overall risk appetite. The Executive Risk Committee uses various management committees for detailed analysis and management of individual major risks. The Executive Risk Committee primarily consists of the Chief Executive Officer, his direct reports and key operational leaders, each of whom is responsible for management of risk in his or her respective area, and a Chief Risk Officer, who reports to the Chief Financial Officer. The Executive Risk Committee meets at least quarterly and reviews and discusses various aspects and the interrelation of Selective’s major risks, including, but not limited to, capital modeling results, capital adequacy, risk metrics, emerging risks, and sensitivity analysis. The Executive Risk Committee provides a structured forum for consideration of risks that either may preclude us from achieving our strategic goals or may provide potential opportunities to be pursued. The Chief Risk Officer reports on the Executive Risk Committee’s activities, analyses, and findings to the Board or the appropriate Board committee, and provides a quarterly update on certain risk metrics.

In overseeing the analysis and management of risk, the Board regularly receives, analyzes, and makes due inquiry regarding reports from its various committees and management regarding risk. We believe our Board’s leadership structure and the Lead Independent Director position supports the Board’s ability to effectively evaluate and manage risk.

Compensation Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our operations or results. To make this determination, we conducted an internal risk assessment of our compensation policies and programs. In performing the risk assessment, we considered that we operate in an industry based almost entirely on managing risk, and we believe that our risk management function is robust. We also analyzed the issues set forth in the proxy disclosure rules and gave close consideration to the following points:

▪	The compensation policies and practices for employees of our operating segments are similar and no operating segment carries a disproportionate portion of our corporate risk profile. For example, our insurance segments, which sell property and casualty insurance products, are subject to, among other things, risks related to significant competition and extensive losses from catastrophic events and acts of terrorism, while our investment segment, which invests premiums collected by the insurance segments and proceeds from capital transactions, is subject to, among other things, global economic risks, such as adverse impacts from governmental monetary policies, and risks inherent in the equity and debt markets; and

▪	Our compensation policies are consistent with our overall risk structure and a significant portion of compensation is awarded on the accomplishment of financial measures that are measured over a three-year period of time.

We also considered our overall compensation program, including:

▪	The features of our compensation program and whether those features align with our compensation philosophy;

▪	The compensation program has multiple financial and strategic measures that balance profitability and growth. Our financial goals are based on a statutory combined ratio, which is an accepted insurance industry standard of profitability, statutory return on equity, and statutory operating return on policyholder surplus, and our strategic goals are based on, among other things, pricing, retention, and profitability of business, that are intended to incentivize profitable growth;

▪	The maximum potential payments under our compensation plans;

▪	The mix of fixed versus variable compensation;

▪	The balance between cash and equity compensation;

▪	The ratio of compensation based on long-term versus short-term performance metrics; and

▪	The timing of equity award grants and vesting.

We also considered that we adjust our compensation programs from time-to-time as risks in our industry and operating segments change to help ensure that compensation and risk remain appropriately aligned.

Finally, we reviewed our various risk mitigation strategies in the compensation context including:

▪	The stock ownership and retention requirements for management, as outlined in the section entitled, “Stock Ownership and Retention Requirements and Hedging” of this Proxy Statement;

▪	The independent oversight of compensation programs by the Salary and Employee Benefits Committee of the Board, including oversight of goals and performance measures; and

▪	The Board’s role in risk oversight, which includes receiving, analyzing, and making due inquiry regarding reports from its various committees, including the Salary and Employee Benefits Committee, and management’s Executive Risk Committee regarding risk.

STOCKHOLDER COMMUNICATIONS

Stockholders may send communications to the Board of Directors or individual directors in writing c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890 or by e-mail to corporate.governance@selective.com. The Board has instructed the Corporate Secretary to use discretion in forwarding unsolicited advertisements, invitations to conferences, or other promotional material.

CODE OF CONDUCT

Selective has adopted a Code of Conduct that sets out guiding business ethics principles for all Selective personnel, including executive officers. The Code of Conduct can be found in the Corporate Governance subsection of the Investor Relations section of Selective’s website, www.selective.com. Any amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s senior executive officers will be posted to Selective’s website.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Purpose of Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide relevant information to our stockholders regarding our 2014 compensation program for the following named executive officers (“NEOs”):

▪	Gregory E. Murphy, Chairman and Chief Executive Officer;

▪	Dale A. Thatcher, Executive Vice President and Chief Financial Officer;

▪	John J. Marchioni, President and Chief Operating Officer;

▪	Michael H. Lanza, Executive Vice President, General Counsel and Chief Compliance Officer; and

▪	Ronald J. Zaleski Sr., Executive Vice President and Chief Actuary.

Consideration of 2014 Say-on-Pay Advisory Vote Results

At our 2014 Annual Meeting of Stockholders, our stockholders voted on an advisory basis to approve the compensation of our NEOs. Again, as they did in 2013, our stockholders overwhelmingly supported our compensation decisions, with approximately 95% of votes cast voting in favor of the proposal. We considered these results and believe they indicate stockholders are supportive of our compensation decisions. Accordingly, we did not make any material changes in our 2014 compensation decisions and policies and we have maintained our emphasis on short- and long-term incentive compensation that we believe reward our executives for delivering stockholder value.

2014 Corporate Performance Highlights

In 2012, we established a three-year targeted statutory combined ratio2 excluding catastrophes of 92%. This expectation excluded our assumption for catastrophe losses of approximately 4 points. We ended 2014 at a 92.5% statutory combined ratio, excluding catastrophe losses.

STATUTORY COMBINED RATIO

In addition to the significant combined ratio improvements, other key accomplishments for 2014 include the following:

▪	We produced fully diluted operating earnings per share of $2.17, an increase of 31.5% over 2013;

▪	We generated operating return on equity (“ROE”) of 10.3%, compared to 8.4% for 2013 and an A.M. Best Company expected 2014 industry return on surplus of 7.8%;

▪	We executed the strategic sale of the renewal rights to our $37 million self-insured group book of business for $8 million;

▪	We achieved a 5.6% overall renewal pure price increase, consisting of: (i) 5.6% for standard commercial lines; (ii) 6.5% for standard personal lines; and (iii) 3.4% for excess and surplus (“E&S”) lines;

▪	We attained our 23rd consecutive quarter of positive standard commercial lines renewal pure price increases in the fourth quarter of 2014;

▪	We maintained a strong retention rate for standard commercial lines of 82%;

▪	We introduced new products and enhanced existing insurance products, which are expected to increase our net premiums written (“NPW”);

▪	We increased overall NPW in 2014 by 4.1% compared to the prior year growth, however, excluding from this comparison premium attributable to our self-insured group business, which we sold in 2014, the increase was over 6%;

2 The statutory combined ratio is the property and casualty insurance industry standard measure of underwriting profitability. A statutory combined ratio under 100% generally indicates that an insurance company is generating an underwriting profit and a statutory combined ratio over 100% generally indicates that an insurance company is generating an underwriting loss.

▪	We produced statutory combined ratios under 100% in each of our insurance segments, as follows:

o	Standard personal lines statutory combined ratio of 94.5% for 2014, compared to 96.9% for 2013;

o	Standard commercial lines statutory combined ratio of 95.5% for 2014, compared to 97.1% for 2013; and

o	E&S lines statutory combined ratio of 99.2% for 2014, compared to 102.9% for 2013;

▪	We improved our overall statutory combined ratio in 2014 to 95.7%, compared to 97.5% in 2013 and an A.M. Best Company expected 2014 industry statutory combined ratio of 97.2%;

▪	We received a score of 8.6 out of 10 on an independently administered agency satisfaction survey;

▪	We improved our customer experience and branding through the acquisition of increased master data management capabilities and implementation of mobile applications, which we believe promotes business retention and increases cross-selling opportunities; and

▪	We successfully renewed our 2014 property catastrophe reinsurance program, which includes the continuation of a collateralized layer.

In May 2014, our “A (Excellent)” (with a stable outlook) financial strength rating from A.M. Best Company, a worldwide insurance rating company, was affirmed, reflecting our strong risk-adjusted capitalization, disciplined underwriting focus, increasing use of predictive modeling technology, strong independent retail agency relationships, and consistently stable loss reserves. Other financial strength rating agency actions in 2014 included Fitch Ratings reaffirmation in May of our “A+” rating (with a stable outlook), Moody’s Investors Service reaffirmation in August of our “A2” rating (with a negative outlook), and Standard & Poor’s Ratings Services reaffirmation in October of our “A” rating (with a positive outlook).

Our stock price ended 2014 at $27.17, an increase of 0.4% from year end 2013, while our total stockholder return (“TSR”), which is determined using the change in Selective’s common stock price and reinvested dividends, was 2.6%, compared to the Standard & Poor’s 500 Index total return of 13.7%.

In 2014, we continued to focus on our strategies for profitable growth, diversification, and creating long-term value for our stockholders.

CEO Pay for Performance

The following table sets forth Mr. Murphy’s compensation over the past four years, its actual dollar and percentage change from the prior year, and Selective’s TSR for the one and three year periods. We believe the tables below demonstrate the correlation between changes in Selective’s TSR and Mr. Murphy’s compensation, which is consistent with, and reflects our philosophy of, aligning compensation with the interests of stockholders and long-term performance.

	2010	2011	2012	2013	2014
CEO Total Compensation (Salary, ACIP & LTIP – defined below)	$2,700,087*	$2,800,001	$3,000,014	$3,900,019	$3,925,011
$ Change from Prior Year	$15,456	$99,914	$200,013	$900,005	$24,992
% Change from Prior Year	0.6%	3.7%	7.1%	30%	0.6%
One-Year TSR	14.0%	0.8%	11.9%	43.5%	2.6%
Three-Year TSR	-13.5%	-14.6%	28.6%	61.9%	64.9%
Five-Year TSR	-22.3%	-28.6%	-2.4%	37.1%	89.4%
*Also includes discretionary cash bonus award.

* The value of "Indexed Total Shareholder Return (TSR)" at the end of each year shown above is based on the then-current value of an assumed $100 investment in Selective stock on December 31, 2009, and reflects changes in stock price and assumes that dividends paid to shareholders are reinvested in Selective stock.

Role and Function of the Salary and Employee Benefits Committee

The Salary and Employee Benefits Committee of the Board of Directors (“SEBC”) oversees executive compensation. The SEBC retains an independent executive compensation consultant, Exequity LLP (“Compensation Consultant”), to advise it on executive compensation issues. Representatives of the Compensation Consultant: (i) review senior executive compensation; (ii) prepare comprehensive competitive compensation analyses for our NEOs; (iii) provide counsel to the SEBC regarding award metrics, components of compensation, amounts allocated to those components, and the total compensation opportunities for the CEO and the other NEOs; and (iv) attend SEBC meetings, as requested by the SEBC.

The Compensation Consultant has served the SEBC since 2007. The Compensation Consultant’s only business with Selective is to advise the SEBC on executive compensation matters. The SEBC has determined, in light of the factors set forth in SEC and NASDAQ rules, that the Compensation Consultant’s services do not raise a conflict of interest.

The SEBC has full autonomy in determining executive compensation and makes all final determinations regarding CEO and other NEO compensation, incorporating information provided by the Compensation Consultant. The CEO and Chief Operating Officer also make compensation recommendations to the SEBC regarding executive officers based on the CEO’s and Chief Operating Officer’s assessment of each individual’s annual performance, contributions to Selective, and potential for advancement. In making its compensation decisions, the SEBC also considers pay levels at companies with which we compete for business and executive talent (discussed below) and pre-established guidelines regarding award amounts, Selective’s performance, executive retention issues, internal compensation parity, and advancement in abilities, experience, and responsibilities. The Executive Vice President and Chief Human Resources Officer and certain other human resources officers, as part of their usual duties and responsibilities, provide the SEBC with information regarding the overall design of the executive compensation program and its individual components.

DESIGN CONSIDERATIONS OF SELECTIVE’S EXECUTIVE COMPENSATION PROGRAM

Selective’s Executive Compensation Program Objective and Philosophy

The objective of our executive compensation program is to attract, retain, and motivate executive talent who will drive the organization’s success and create stockholder value through profitable growth and effective management of risk. Our compensation program is designed to reward the achievement of both financial and strategic goals and recognize our executives for their individual achievements and promote a long-term relationship with us. We seek to attract and retain talented and qualified executives by paying compensation that is generally targeted in the range of the 50th – 75th percentile of total compensation paid by comparable property and casualty insurance companies, with pay levels more likely to approach the upper end of that range in years when company performance is strong. Consistent with our pay-for-performance philosophy, we tie our annual incentive awards to pre-determined financial and strategic business objectives and individual contributions, and we align our long-term compensation to the achievement of pre-determined specific performance measures that impact the generation of long-term stockholder value.

Compensation Elements

Our executive compensation program consists of the following key elements selected to: (i) address the market-based realities of attracting and retaining quality executives; and (ii) align the executives’ compensation with our stockholders’ interests:

▪	Base salary;

▪	Annual cash incentive program (“ACIP”) payments; and

▪	Long-term incentive program (“LTIP”) awards in the form of performance-based restricted stock units and performance-based cash incentive units.

Compensation Best Practices

Selective primarily uses the following compensation structures and practices:

▪	Fixed and variable compensation components;

▪	Issuances of performance-based equity and annual cash bonus awards to NEOs;

▪	Stock ownership and retention requirements;

▪	Limited perquisites; and

▪	Double triggers for cash and equity award payments upon a change in control under employment agreements.

Benchmarking

When making compensation decisions, the SEBC believes that it is important to be informed of compensation practices at multiple comparator groups, as detailed below, consisting of publicly-traded companies and at property and casualty insurance holding companies. The SEBC believes that:

▪	Benchmarking provides the SEBC with relevant information to make appropriate compensation decisions that will help attract, retain, and motivate the key talent required to drive company performance and long-term stockholder value;

▪	Measuring our compensation against practices from these two benchmark sources helps ensure that the SEBC has an ample and robust assessment of our competitive compensation posture; and

▪	Considering multiple market references offsets inaccuracies inherent in a single market data point and enhances the SEBC’s decisions by allowing it to rely on a more robust set of market-competitive pay boundaries than just a single benchmark.

Accordingly, the SEBC receives from, and reviews with, the Compensation Consultant, the following benchmarking information:

▪	Benchmarking analyses of compensation that we pay our NEOs, compared to base salary, annual cash incentives, total cash compensation, long-term incentives, and total compensation against a proxy peer group; and

▪	Benchmark data provided by a third-party vendor for our NEOs against a group of 52 property and casualty insurance organizations.

For 2014, the Compensation Consultant furnished the SEBC with 2014 NEO compensation information from two market reference sources as follows:

Proxy Peers Organizations with which we compete in the sale of products and services and for talent	Third-party Vendor Surveys
▪ Argo Group International Holdings, Ltd. ▪ The Chubb Corporation ▪ Cincinnati Financial Corporation ▪ CNA Financial Corporation ▪ EMC Insurance Group Inc. ▪ The Hanover Insurance Group, Inc.

▪     The Hartford Financial Services Group, Inc.

▪     Navigators Group, Inc.

▪     OneBeacon Insurance Group, Ltd.

▪     State Auto Financial Corporation

▪     Tower Group International, Ltd.

▪     United Fire Group, Inc.

▪     W. R. Berkley Corporation

▪ Property and Casualty Insurance Compensation Survey

Information for the Proxy Peers in the above table (collectively, the “Proxy Peer Group”) was obtained from proxy statements and other materials filed with the SEC. This information includes data on compensation components and analysis of the overall financial performance of the organizations in the group. We analyze our performance in relation to them. The Proxy Peer Group is composed of companies that provide similar products, have a similar geographic market scope, and compete with us for executive talent. The Property and Casualty Insurance Compensation Survey provides supplemental data from companies of various sizes. This information is divided into segments that most accurately reflect the size of our organization. Because we strive to engage the best talent, which may require us to recruit from organizations larger than us, we look at data from: (i) the overall property and casualty insurance industry; and (ii) organizations with direct written premiums of less than $2 billion.

In 2014, our aggregate NEO total compensation was 7.1% above the total average median of the market reference sources, but was well below the total average 75th percentile of the market reference sources, representing a positioning relative to market that the SEBC deemed to be appropriate based on Selective’s performance in 2014. The components comprising total compensation differed from market to varying degrees. Specifically, base salary was above the total average median by 10.3%, and annual incentive awards were 20.8% above the total average median, resulting in annual total cash compensation that was above the total average median by 16.9%. The grant date fair value of our 2014 long-term incentive awards was 8.2% above the total average median. The SEBC felt that each NEO’s compensation was appropriately-positioned relative to market based on the accomplishments and contributions of that particular NEO, and the degree of the company’s achievement relative to 2014 goals and expected industry performance by A.M. Best Company.

2014 ELEMENTS OF COMPENSATION AND ALLOCATION BETWEEN CURRENT AND LONG-TERM COMPENSATION

We allocate compensation among: (i) a fixed base salary; (ii) variable annual cash incentive bonus; and (iii) a variable long-term component. Together, these three components link compensation opportunities for executives to short-term and long-term financial and strategic objectives. The table below shows the percentage of total compensation for the CEO, Chief Financial Officer, and other NEOs that is short-term incentive compensation (ACIP) versus long-term incentive compensation (LTIP), and fixed (base salary) versus variable (ACIP and LTIP).

When evaluating 2014 compensation for our CEO and other NEOs, the SEBC considered: (i) our overall results compared to budget and projected industry results; (ii) our ability to obtain renewal pure price increases on our insurance business that allowed us to achieve our statutory combined ratio targets; (iii) our ability to profitably grow NPW by 6%, excluding the effect of the sale of the renewal rights to our self-insured group business; (iv) our investment income performance exceeding both budget and benchmark targets; (v) implementation of significant enterprise risk management processes; (vi) significant claims improvement initiatives; and (vii) retention of top talent. These factors were viewed in light of the relative competitive positioning of the base salaries of our CEO and the other NEOs.

As the table indicates, the 2014 compensation allocation aligns closely with our compensation philosophy, which is designed to motivate executives to achieve short-term and long-term corporate objectives that are consistent with our stockholders’ economic interests. We strive to achieve a balance between pay incentive vehicles and performance time horizons, generally placing the most weight on achievement of long-term success that increases long-term stockholder value.

	Variable Compensation			Fixed Compensation
NEOs	2014 Short-Term (ACIP)	2014 Long-Term (LTIP)	2014 Total Variable (ACIP & LTIP)	2014 Base Salary
Gregory E. Murphy	36%	41%	77%	23%
Dale A. Thatcher	36%	33%	69%	31%
John J. Marchioni	38%	34%	72%	28%
Michael H. Lanza	29%	34%	63%	37%
Ronald J. Zaleski	28%	35%	63%	37%

The charts below reflect the allocation of 2014 compensation to LTIP, ACIP and base salary for the CEO and an average for all other NEOs:

Base Salary

Our base salary compensation is intended to provide stable, competitive compensation while taking into account each executive’s scope of responsibility, relevant background, training, and experience. In setting base salaries, the SEBC considers both competitive market data for similar positions and overall market demand for each position. The SEBC generally believes that base salaries should be aligned with market trends for executives in similar positions with similar responsibilities at comparable companies. When establishing the base salaries of NEOs, the SEBC also considers:

▪	The functional role of the position;

▪	The executive’s level of responsibility;

▪	Growth of the executive in the role, including skills and competencies;

▪	The contribution and performance of the executive; and

▪	The organization’s ability to replace the executive.

Based on these considerations, the SEBC decided not to award a base salary increase to the CEO, but awarded base salary increases to the other NEOs in early 2014, during our regular salary review process, of between 3.5% and 4.5% based on their respective accomplishments and contributions as described below in the section entitled “2014 Compensation Actions for the CEO and Other NEOs.”

Annual Cash Incentive Program (ACIP)

Our ACIP is intended to link a meaningful portion of annual cash compensation to one or more pre-established near-term strategic and/or financial organizational performance goals. For 2014, all of the NEOs were eligible to participate in the ACIP. ACIP awards are granted under the Selective Insurance Group, Inc. Cash Incentive Plan As Amended and Restated as of May 1, 2014 (the “Cash Incentive Plan”). ACIP awards made to our NEOs are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2014 ACIP Measures for NEOs

In order for the 2014 ACIP awards for employees who are covered under Code Section 162(m), which includes most of the NEOs, to qualify as performance-based compensation, the SEBC determined in January 2014 that the 2014 ACIP awards for covered employees would fund at each individual’s maximum based on our achievement in 2014 of a single performance measure; namely positive net income as defined under generally accepted accounting principles. The maximum award opportunity established by the SEBC for each of our NEOs under the ACIP is shown below under the section entitled “2014 ACIP Payment Opportunities and Awards for NEOs.”

As we achieved positive net income of $141.8 million in 2014, the performance requirements under Code Section 162(m) were met and the SEBC could pay up to the individual maximum amounts for the 2014 ACIP awards. In its exercise of negative discretion from these maximum amounts, the SEBC reduced the award payable from the individual maximum for each covered employee and determined actual ACIP awards based on their individual performance and the degree of achievement of the general corporate financial and strategic performance goals used in determining the funding of ACIP awards for employees other than covered employees (the “Corporate ACIP Measures”).

The SEBC may also use its discretion to further increase (but not above the maximum payment opportunity for each NEO set forth in the table in the section entitled “2014 ACIP Payment Opportunities and Awards for NEOs”) or decrease actual awards above or below the amount determined based on the achievement of the Corporate ACIP Measures and the individual performance of each executive officer in 2014.

If we did not achieve positive net income in 2014, the maximum ACIP awards for executive officers would have been determined based entirely on the degree of achievement of the Corporate ACIP Measures.

2014 Corporate ACIP Measures

Our Corporate ACIP Measures are established to encourage our employees to remain focused on particular financial and strategic objectives, even in the face of especially challenging circumstances in a performance year. For 2014, the SEBC determined that the Corporate ACIP funding opportunity would be between 0% and 118% of target, based on attainment of the Corporate ACIP Measures. Zero percent (0%) to 66% of this target percentage was attributable to a financial performance goal of achieving a statutory combined ratio of between 93.0% and 101.0%, and 0% to 52% of this target percentage was attributable to the achievement of 18 measures related to six strategic initiatives. The table below reflects total potential Corporate ACIP percentages at various statutory combined ratio percentages if all six strategic initiatives were met and all potential premium points were achieved:

Statutory Combined Ratio	Corporate ACIP Measures
(%)	Financial (%)	Strategic (%)	Total (%)
101	0	52	52
100	8	52	60
99	16	52	68
98	24	52	76
97	32	52	84
96	41	52	93
95	50	52	102
94	58	52	110
93	66	52	118

2014 Corporate ACIP Measure Results

The 2014 Corporate ACIP Measure results are as follows:

Strategic Initiatives Results

2014 Strategic Initiatives	Measures	Value	2014 Results
1. New Business Diversification	Generate a total of $370.3 million in specified lines of business.	0-10 pts	Achieved 0 pts
2. Profit Improvement	Achieve designated standard commercial lines pure rate target on renewal business.	0-5 pts	Achieved 1.3 pts
	Achieve designated overall loss improvement from combined rate and retention actions taken on designated standard commercial segments.	0-5 pts	Achieved 5 pts
	Achieve designated standard personal lines rate changes effective in 2014.	0-6 pts	Achieved 6 pts
3. Customer Experience	▪ Complete key master data management project activities, as scheduled; and ▪ Implement updated version of mobile application, as scheduled.	0-4 pts	Achieved 4 pts
4. Claims

▪     Achieve designated improvement in return-to-work outcomes for current year workers compensation claims;

▪     Achieve designated level of recoveries related to enhanced subrogation referrals;

▪     Achieve designated increased staff counsel utilization in specified jurisdictions; and

▪     Achieve designated utilization of automated estimating tool for specified claims structural estimates.

		0-8 pts	Achieved 8 pts
5. Expense Management	Beat controllable expense budget of $350 million.	0-8 pts	Achieved 8 pts
6. Major Projects

▪     Achieve designated billing system project milestones, as scheduled;

▪     Implement enhanced predictive modeling tool for specified line of business; and

▪     Implement three E&S lines information technology systems.

		0-6 pts	Achieved 4 pts
TOTAL ACHIEVED			36.3 pts

As reflected in the above table, we fully achieved three, and partially achieved two, of the six 2014 strategic initiatives, which equates to the strategic performance goal component under the Corporate ACIP Measures generating funding at 36.3%.

Financial Performance Results

For 2014, our overall statutory combined ratio was 95.7%, which included 3.2 points of catastrophe losses. Accordingly, the financial performance component of the Corporate ACIP Measures generated funding at 43.7%.

2014 Corporate ACIP Measure Results

For 2014, our Corporate ACIP Measures, both strategic initiatives and financial performance, resulted in total funding opportunity of 80.0%.

2014 ACIP Payment Opportunities and Awards for NEOs

The ACIP payment opportunities for the NEOs earned in 2014 and paid in 2015 were based on competitive market levels and set as a percentage of annual base salary. While our NEOs and other executive officers were all eligible for their maximum 2014 ACIP awards upon our achievement in 2014 of positive net income, the SEBC exercised negative discretion in determining actual ACIP awards for each executive officer based on: (i) their respective accomplishments and contributions; and (ii) the degree of achievement of the Corporate ACIP Measures, determined as a percentage of annual base salary relative to corresponding levels of performance. The SEBC can exercise negative discretion to award no incentive payments or to award amounts lower than the maximum opportunity. The following table sets forth the NEOs’ 2014 minimum and maximum ACIP opportunities, the SEBC’s actual 2014 award for each NEO as a percentage of base salary, and the percentage increase or decrease in ACIP from 2013 to 2014:

NEO	Minimum 2014 ACIP Opportunity as % of Base Salary	Maximum 2014 ACIP Opportunity as % of Base Salary	Actual 2014 ACIP as % of Base Salary	% Change in ACIP from 2013 to 2014
Gregory E. Murphy	0%	200%	158.3%	-5.0%
Dale A. Thatcher	0%	150%	113.0%	0.0%
John J. Marchioni	0%	175%	137.9%	25.0%
Michael H. Lanza	0%	150%	78.0%	-2.5%
Ronald J. Zaleski	0%	150%	77.3%	-2.9%

ELEMENTS OF LONG-TERM COMPENSATION

Design Elements

Our long-term incentive opportunities are intended to reward our leaders and assist with their long-term retention. By aligning financial rewards with the economic interests of our stockholders, leaders are encouraged to achieve our long-term strategic objectives and increase stockholder value. We use both cash and non-cash vehicles to deliver long-term compensation, which is consistent with the market practices of the companies included in our Proxy Peer Group. We use our LTIP to motivate our executives to achieve long-term corporate objectives. We establish a dollar denominated target for each employee eligible to participate in the LTIP, including the NEOs. To determine the amount of the total LTIP award pool, all individual target award amounts are aggregated.

For certain executives, including the NEOs, LTIP awards are granted in overlapping three-year cycles, and may be allocated among any of three components including: (i) performance-based restricted stock units; (ii) performance-based cash incentive units; and (iii) stock options. By granting performance-based restricted stock units and performance-based cash incentive units with three-year performance periods, our goal is to encourage executive officers to continue their tenure with us and align their economic interests with those of our stockholders.

Long-Term Incentive Program Award Grants

Performance goals for the long-term incentive awards granted in 2012 through 2014 are as follows:

Performance Period	Restricted Stock Unit Performance Measures	Cash Incentive Unit Performance Measures
01/01/12 – 12/31/14	Cumulative operating ROE(1) or cumulative growth in policy count	TSR/NPW growth/statutory combined ratio
01/01/13 – 12/31/15	Cumulative operating ROE, cumulative growth in policy count, or growth in NPW	TSR/NPW growth/statutory combined ratio
01/01/14 – 12/31/16	Cumulative operating ROE, cumulative growth in policy count, or growth in NPW	TSR/NPW growth/cumulative statutory operating return on policyholder surplus(2)

(1) Operating return on equity is calculated as follows: operating income from the performance period / (stockholders’ equity at the beginning of the performance period + stockholders’ equity at the end of the year +/- the change in unrealized gains and losses during the performance period)/2. Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts, and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with generally accepted accounting principles.

(2) Statutory operating return on policyholder surplus is a measurement of profitability that reflects the amount of operating income generated by dividing operating income by the average policyholder surplus during the period.

In determining the amount of LTIP awards granted to the NEOs in 2014, the SEBC considered several factors, including: (i) each NEO’s ability to drive and impact our performance over the three-year performance period; (ii) each NEO’s performance during the previous year, including the achievement of departmental goals and other projects and endeavors accomplished throughout the year, as outlined below; (iii) each NEO’s total compensation in comparison to our Proxy Peer Group and Property and Casualty Insurance Compensation Survey data; and (iv) our desire for long-term retention of high-performing executives.

Performance-Based Restricted Stock Units

Sixty percent (60%) of the total monetized value of each NEO’s LTIP award made in 2014 consisted of performance-based restricted stock units granted under the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan, As Amended and Restated Effective as of May 1, 2010 (the “ 2005 Omnibus Stock Plan”). Performance-based restricted stock unit awards generally are subject to vesting based on time and attainment of certain performance measures set by the SEBC for each award at the outset of the award’s performance period. The 2014 performance-based grants are subject to the following conditions:

▪	Three-year vesting period; and

▪	Achievement at the end of any calendar year during the three-year period beginning on January 1, 2014 and ending on December 31, 2016 of either: (i) a cumulative operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain or loss occurring after December 31, 2013); or (ii) a 5% cumulative growth in policy count or a 5% growth in statutory NPW.

Dividend equivalent units (“DEUs”) are credited on performance-based restricted stock units at the same time and at the same dividend rate paid to all Selective stockholders. Payment of DEUs, which are payable in shares of Selective common stock, remains subject to the same vesting conditions and performance measures applicable to the underlying restricted stock units. This use of performance-based restricted stock units aligns this component of NEOs’ compensation with overall corporate performance and stockholder interests.

Performance-Based Cash Incentive Units

The remaining forty percent (40%) of the monetized value of the NEOs’ LTIP award granted in 2014 consisted of performance-based cash incentive units granted under the Cash Incentive Plan. The cash incentive unit grants take into account: (i) our three-year performance, based on NPW growth and cumulative statutory operating return on policyholder surplus, in each case relative to a peer group; and (ii) TSR of Selective common stock. Accordingly, these awards are also directly linked to Selective’s performance and the interests of stockholders. Performance-based cash incentive units granted in 2014 are subject to the following terms:

▪	Three-year performance period;

▪	The value of each cash incentive unit, initially awarded at $100 per unit, increases or decreases to reflect the TSR of Selective common stock over the three-year performance period for the award; and

▪	The number of cash incentive units ultimately earned increases or decreases based on the performance criteria in the following table:

Cumulative 3-Year Statutory Net Premium Growth Relative to Peer Index	>=80%	100%	117%	133%	150%	167%	183%	200%
	70%	83%	100%	117%	133%	150%	167%	183%
	60%	67%	83%	100%	117%	133%	150%	167%
	50%	50%	67%	83%	100%	117%	133%	150%
	40%	33%	50%	67%	83%	100%	117%	133%
	30%	17%	33%	50%	67%	83%	100%	117%
	<=20%	0%	17%	33%	50%	67%	83%	100%
		<=20%	30%	40%	50%	60%	70%	>=80%
	Cumulative 3-Year Statutory Operating Return on Policyholder Surplus Relative to Peer Index

The peer group (the “Cash Incentive Unit Peer Group”) established for 2014 for comparing performance for the purposes of determining the ultimate number of performance-based cash incentive units earned consists of the companies in the following table:

▪ Auto-Owners Insurance Group ▪ Cincinnati Financial Corporation ▪ CNA Financial Corporation ▪ Donegal Insurance Group ▪ The Hanover Insurance Group, Inc. ▪ Liberty Mutual Group Inc.	▪ Main Street America (National Grange) ▪ State Auto Financial Corporation ▪ United Fire Group, Inc. ▪ Utica National Insurance Group ▪ Westfield Group

In establishing the Cash Incentive Unit Peer Group, the SEBC strived to include companies that have a similar mix of products, operate in the same geographic regions, have similar premium volume, and distribute their products through independent agents. The Cash Incentive Unit Peer Group differs from the Proxy Peer Group, as the Proxy Peer Group also includes companies with which we compete for executive talent.

Timing of LTIP Awards

Restricted stock unit and cash incentive unit awards are generally granted each year following the release of Selective’s year-end earnings results.

2011 Long-Term Incentive Program Award Grant Results

The following table summarizes the achievement of the performance metrics for the 2011 LTIP award grants and the corresponding payout in 2014:

Performance Metrics	Actual Performance Versus Performance Metrics	Percentage Achieved
2011 Grant Results
Restricted Stock Units
Generate a cumulative operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2010), or achieve a 5% cumulative growth in policy count at any calendar year end during the performance period.	Achieved 15.5% cumulative policy count growth in 2012	100%
Cash Incentive Units(1)
TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory combined ratio relative to peer index for the period of January 1, 2011 to December 31, 2013.	Achieved a TSR factor of 161.90%, a statutory combined ratio of 102.79%, and NPW growth of 30.46%	150% of units at $161.90

(1) Cash incentive unit awards are denominated in units with an initial value of $100. Appreciation or depreciation is based on TSR, which is determined using the change in Selective’s common stock price and reinvested dividends over the three-year performance period for the award. The number of units ultimately earned increases or decreases based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group index; and (ii) cumulative three-year statutory combined ratio relative to this peer group index.

2014 COMPENSATION ACTIONS FOR THE CEO AND OTHER NEOS

In making its 2014 compensation decisions for our NEOs, including the CEO, with respect to base salary, ACIP awards, and LTIP awards, the SEBC considered the overall accomplishments and contributions of each NEO. The ACIP and LTIP components of our compensation program are limited by the required achievement of pre-determined financial and strategic goals. We structure our reward programs to retain and motivate our best performing employees and those in critical positions. In balancing our strategic results achieved with ongoing price competition and the continuing challenging economy, the SEBC made the following compensation decisions in 2014:

▪	For the CEO:

o	Mr. Murphy’s base salary did not increase for the eighth consecutive year;

o	Mr. Murphy’s ACIP payment for 2014 was 5% lower than his 2013 ACIP payment;

o	His LTIP award granted in February 2014 was 6.7% greater than his grant in the previous year; and

o	His total compensation based on salary, ACIP payment, and LTIP increased 0.6% in 2014 compared to 2013.

In making its compensation decisions for Mr. Murphy, the SEBC reviewed our overall corporate performance, and a comprehensive written performance appraisal that was completed by non-employee members of Selective’s Board of Directors. Mr. Murphy, as CEO, has ultimate responsibility for the achievement of all financial, strategic, and investment goals. Accordingly, with respect to 2014 compensation decisions for Mr. Murphy, the SEBC considered the following:

▪	Our stock price rose 0.4% in 2014, and our 2014 TSR was 2.6% compared to an average 11.1% TSR for the peer companies included in the performance graph in Part II, Item 5. Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities, in Selective’s Annual Report on Form 10-K for the year ended December 31, 2014;

▪	We produced fully diluted operating earnings per share of $2.17, an increase of 31.5% over 2013;

▪	We generated operating ROE of 10.3%, compared to 8.4% for 2013 and an A.M. Best Company expected 2014 industry return on surplus of 7.8%;

▪	We executed the strategic sale of the renewal rights to our $37 million self-insured group book of business for $8 million;

▪	We achieved a 5.6% overall renewal pure price increase, consisting of: (i) 5.6% for standard commercial lines; (ii) 6.5% for standard personal lines; and (iii) 3.4% for E&S lines;

▪	We attained our 23rd consecutive quarter of positive standard commercial lines renewal pure price increases in the fourth quarter of 2014;

▪	We maintained a strong retention rate for standard commercial lines of 82%;

▪	We introduced new products and enhanced existing insurance products, which are expected to increase our NPW;

▪	We increased overall NPW in 2014 by 4.1% compared to the prior year growth, however, excluding from this comparison premiums attributable to our self-insured group business, which we sold in 2014, the increase was over 6%;

▪	We produced statutory combined ratios under 100% in our three insurance segments, as follows:

o	Standard personal lines statutory combined ratio of 94.5% for 2014, compared to 96.9% for 2013;

o	Standard commercial lines statutory combined ratio of 95.5% for 2014, compared to 97.1% for 2013; and

o	E&S lines statutory combined ratio of 99.2% for 2014, compared to 102.9% for 2013;

▪	We improved our overall statutory combined ratio in 2014 compared to 2013, both inclusive of catastrophe losses (95.7% versus 97.5%) and exclusive of catastrophe losses (92.5% versus 94.8%), and compared to an A.M. Best Company expected 2014 industry statutory combined ratio of 97.2%, which includes a catastrophe loss assumption of 4.4 points;

▪	We implemented significant claims initiatives, including:

o	Centralization of our workers compensation claims handling;

o	Utilization of a Strategic Case Management Unit for workers compensation claims with high exposure or significant escalation risk; and

o	Creation of a Property Flex Unit to handle designated claims and serve as first responders for catastrophic claim events;

▪	We received a score of 8.6 out of 10 on an independently administered agency satisfaction survey;

▪	We improved our customer experience and branding, which we believe promotes business retention and increases cross-selling opportunities, through the acquisition of increased master data management capabilities and implementation of mobile applications;

▪	We successfully renewed our 2014 property catastrophe reinsurance program, which includes the continuation of a collateralized layer;

▪	We maintained a competitive overall statutory expense ratio of 33.0% for 2014, in line with 32.8% for 2013;

▪	Our A.M. Best Company financial strength rating of “A (Excellent)” with a stable outlook was affirmed;

▪	Our net investment income, after-tax, was $104 million for 2014, which exceeded our original 2014 net investment income guidance range by approximately 4%;

▪	We achieved positive net income of $141.8 million; and

▪	Our total operating income for 2014 was $124.5 million, compared to $93.9 million for 2013, due to renewal pure price increases that exceeded loss costs trends and favorable prior year casualty reserve development.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and guidance provided by the Compensation Consultant regarding CEO pay trends, the SEBC determined that Mr. Murphy’s 2014 ACIP would be set at 158.3% of base salary. This compares to his initial ACIP opportunity range of 0-200% of base salary. This is a decrease of 5% compared to his 2013 ACIP payment. As the ACIP component of Mr. Murphy’s compensation is tied to our annual financial and strategic goals, including net income, the 2014 ACIP payment reflects the solid results achieved by our Insurance Operations. The SEBC determined that Mr. Murphy’s ACIP payment was appropriate and consistent with Selective’s pay-for-performance philosophy.

Our other NEOs were critical in executing Selective’s 2014 strategic goals and key accomplishments. In light of these accomplishments, the SEBC made the following compensation decisions in 2014 for the other NEOs:

▪	Base salaries paid to Messrs. Thatcher, Marchioni, Lanza, and Zaleski increased in 2014 by 4.9%, 22.4%, 4.0%, and 3.0%, respectively;

▪	LTIP awards granted in February 2014 for Messrs. Thatcher, Lanza, and Zaleski increased by 6.0%, 2.5%, and 2.4%, respectively, compared to LTIP payments for 2013. Mr. Marchioni’s LTIP decreased 22.4% in 2014 compared to 2013 because of an additional grant he was awarded in September 2013 in conjunction with his election as President and Chief Operating Officer;

▪	ACIP payments for Messrs. Lanza and Zaleski for 2014 decreased by 2.5% and 2.9%, respectively. Mr. Thatcher’s ACIP payment was the same, compared to his ACIP payment for 2013. Mr. Marchioni’s ACIP payment for 2014 increased by 25%, reflecting the first full year in his new role; and

▪	Total compensation based on salary, ACIP payment, and LTIP awards for Messrs. Thatcher, Marchioni, Lanza, and Zaleski increased in 2014 compared to 2013 by approximately 3.4%, 3.3%, 1.5%, and 1.1%, respectively.

In making compensation decisions regarding base salary and LTIP for the other NEOs, the SEBC considered the following for each respective NEO:

Mr. Thatcher – In addition to his general management responsibility as a member of the executive management team, Mr. Thatcher, as Executive Vice President and Chief Financial Officer, has primary responsibility for all financial matters, including financial accounting, investor relations, tax, capital and capital management planning, treasury, investment operations, enterprise risk management, reinsurance, contracts and procurement, and corporate communications. In 2014, Mr. Thatcher also assumed responsibility for internal audit. Mr. Thatcher’s major contributions in 2014 included:

▪	Achieving key milestone goals in the implementation process for a new billing system;

▪	Maintaining 2014 Finance and Investment organization controllable expenses below budget;

▪	Achieving fixed income portfolio duration within targeted range and quality rating;

▪	Serving as Chief Investment Officer following the mid-year retirement of the incumbent Chief Investment Officer;

▪	Exceeding after-tax net investment income target;

▪	Implementing the Committee of Sponsoring Organizations of the Treadwell Commission’s Internal Control-Integrated Framework (2013);

▪	Successful 2014 property catastrophe reinsurance program renewal, which includes the continuation of a collateralized layer;

▪	Successful onboarding of a new Chief Audit Executive;

▪	Engaging in significant enterprise risk management activities, including establishing formal minimum capital adequacy measures, completing extensive rating agency enterprise risk management review process, and initiating preparation for 2015 Own Risk and Solvency Assessment process;

▪	Executing the strategic sale of the renewal rights to our self-insured group business; and

▪	Overseeing various communications initiatives and programs to promote employee understanding of corporate strategies and goals.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and the factors noted above, which summarize Mr. Thatcher’s performance in 2014, the SEBC approved the CEO’s recommendation that Mr. Thatcher’s 2014 ACIP payment would be set at 113% of his base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary. Mr. Thatcher’s 2014 ACIP payment was equal to his 2013 ACIP payment. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Marchioni – As President and Chief Operating Officer, Mr. Marchioni is responsible for our Insurance Operations, Actuarial, Human Resources, and Information Technology areas. Mr. Marchioni plays a key role in developing strategies that enhance profitability, growth, and competitive strength, including managing agency relations, claims, underwriting, customer service, and all regional operations. Mr. Marchioni also serves as a member of our key management committees.

Mr. Marchioni’s 2014 accomplishments are closely tied to the 2014 Corporate ACIP strategic measures. Under Mr. Marchioni’s leadership, our Insurance Operations continues to focus on granular pricing and sophisticated underwriting that we believe gives us a competitive advantage. Mr. Marchioni’s major contributions in 2014 included:

▪	Achieving a 5.6% overall renewal pure price increase, consisting of: (i) 5.6% for standard commercial lines; (ii) 6.5% for standard personal lines; and (iii) 3.4% for E&S lines;

▪	Attaining our 23rd consecutive quarter of positive standard commercial lines renewal pure price increases in the fourth quarter of 2014;

▪	Arranging for the strategic sale of the renewal rights to our self-insured group business;

▪	Achieving strong retention rate for standard commercial lines of 82%;

▪	Increasing overall NPW in 2014 by 4.1% compared to 2013, and by 6% excluding the impact on premium resulting from the sale of the renewal rights to our self-insured group business;

▪	Achieving statutory combined ratios under 100% in our three insurance segments, as follows:

o	Standard personal lines statutory combined ratio of 94.5% for 2014, compared to 96.9% for 2013;

o	Standard commercial lines statutory combined ratio of 95.5% for 2014, compared to 97.1% for 2013; and

o	E&S lines statutory combined ratio of 99.2% for 2014, compared to 102.9% for 2013;

▪	Improving our overall statutory combined ratio in 2014 compared to 2013, both inclusive of catastrophe losses (95.7% versus 97.5%) and exclusive of catastrophe losses (92.5% versus 94.8%), and compared to an A.M. Best Company expected 2014 industry statutory combined ratio of 97.2%, which includes a catastrophe loss assumption of 4.4 points;

▪	Implementing various information technology initiatives, including a personal lines rating system, an E&S lines rating and quotation system, an agency licensing system, and initiating the implementation of a new billing system;

▪	Introducing new insurance products, including The Selective EdgeSM and our management liability and senior living programs, as well as enhancing existing insurance programs, such as with childcare and early learning products, all of which are expected to increase our NPW;

▪	Implementing various human resources initiatives, including a new human resource information system, corporate Wellness Program, and Teledoc™ medical consulting service;

▪	Improving underwriting profitability on designated standard commercial and personal lines through rate changes, loss improvement efforts, and retention actions;

▪	Improving our customer experience and branding, which we believe promotes business retention and increases cross-selling opportunities, through the acquisition of increased master data management capabilities and implementation of mobile applications;

▪	Receiving a score of 8.6 out of 10 on an independently administered agency satisfaction survey; and

▪	Maintaining Insurance Operations controllable expenses below budget.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures and the factors noted above, which summarize Mr. Marchioni’s performance in 2014, the SEBC approved the CEO’s recommendation that Mr. Marchioni’s 2014 ACIP would be set at 137.9% of base salary. This compares to his initial ACIP opportunity range of 0-175% of base salary. Mr. Marchioni’s 2014 ACIP payment was 25% higher than his 2013 ACIP payment, reflecting the first full year in his new role. We believe this award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Lanza – In addition to his general management responsibility as a member of the executive management team, Mr. Lanza, as Executive Vice President, General Counsel and Chief Compliance Officer, has primary responsibility for all legal, corporate governance, government affairs, state filings, regulatory, and compliance matters, and for most of 2014 he had responsibility for internal audit. Mr. Lanza’s major 2014 contributions were:

▪	Directing the filing of over 1,400 commercial lines standard rate and product filings;

▪	Directing the filing of over 250 personal lines standard rate and product filings;

▪	Providing advice on various records retention and records management matters;

▪	Providing advice on flood claims and litigation related to Superstorm Sandy;

▪	Providing timely and appropriate advice on E&S lines new business forms and forms library;

▪	Providing advice on executive compensation matters, including the 2014 Omnibus Stock Plan, the amended Cash Incentive Plan, their related agreements, and inclusion in the 2014 proxy statement;

▪	Directing the transition of various trade association activities;

▪	Maintaining General Counsel organization controllable expenses under budget;

▪	Supervising various government affairs activities, including efforts to renew the Terrorism Risk Insurance Program Reauthorization Act, and successful insurance industry opposition to federal government application of disparate impact analysis to insurance underwriting practices; and

▪	Providing counsel to the claims operations on large loss, complex claims and extra-contractual matters, utilization of staff counsel and panel counsel, alternate fee arrangements, operational metrics, and claims organizational changes.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures, and the factors noted above, which summarize Mr. Lanza’s performance in 2014, the SEBC approved the CEO’s recommendation that Mr. Lanza’s 2014 ACIP would be set at 78% of base salary. This compares to his initial ACIP payment opportunity range of 0-150% of base salary. Mr. Lanza’s 2014 ACIP payment was 2.5% lower than his 2013 ACIP payment. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

Mr. Zaleski – As Executive Vice President, Chief Actuary, and as our chief planning and budgeting officer, Mr. Zaleski plays a key role in the oversight of reserve adequacy and other claims initiatives, monitoring pricing actions, and supporting underwriting improvements and predictive modeling efforts. Mr. Zaleski’s major accomplishments in 2014 included:

▪	Achieving personal lines pricing goals in excess of established targets;

▪	Achieving positive commercial lines pricing results in a competitive market environment;

▪	Completing the re-design and updating of a number of predictive modeling tools;

▪	Completing commercial lines state rate proposals and filings;

▪	Presenting detailed quarterly reserve reviews to management;

▪	Enhancing incurred but not reported allocations to states and strategic business units to improve quality of management information;

▪	Producing 2014 plan by region, line, and strategic business unit, utilizing assumptions for pricing, growth, retention, and underwriting improvements as developed in conjunction with insurance operations;

▪	Maintaining Actuarial organization controllable expenses under budget;

▪	Supporting E&S lines operations integration through centralization of pricing processes with corporate actuarial; and

▪	Implementing a new claim workers compensation triage model.

Based on the achievement of positive net income, the degree of achievement of the Corporate ACIP Measures and the factors noted above, which summarize Mr. Zaleski’s performance in 2014, the SEBC approved the Chief Operating Officer’s recommendation that Mr. Zaleski’s 2014 ACIP payment would be set at 77.3% of base salary.

This compares to his initial ACIP payment opportunity range of 0-150% of base salary. Mr. Zaleski’s 2014 ACIP payment was 2.9% lower than his 2013 ACIP payment. This award aligns with our pay-for-performance philosophy that is intended to reward and retain key performers in critical positions.

PERQUISITES

NEO perquisites are limited to tax preparation services, which is a prevailing industry practice. Messrs. Murphy and Lanza used this perquisite in 2014 and were reimbursed $2,450 and $2,680, respectively.

RETIREMENT AND DEFERRED COMPENSATION PLANS

SICA, a wholly-owned subsidiary of Selective, employs all of our personnel, including all of the NEOs. We strive to provide a competitive retirement benefit program that allows us to attract and retain talent for the organization. This includes a defined contribution program and, depending on date of hire, a defined benefit program. In addition, SICA offers a nonqualified deferred compensation plan (“Deferred Compensation Plan”) to our highly compensated officers, including the NEOs. These plans are consistent with benefits provided by many of the companies with which we compete for executive talent.

Specifically, SICA maintains a non-contributory defined benefit pension program consisting of a tax qualified defined benefit pension plan named the Retirement Income Plan for Selective Insurance Company of America (the “Retirement Income Plan”) and a supplemental employee retirement plan for certain executives and employees. The pension program is more fully described in the section entitled “Pension Benefits” of this Proxy Statement.

SICA offers a tax qualified defined contribution plan named the Selective Insurance Retirement Savings Plan (the “Retirement Savings Plan”) to employees, including the NEOs, who meet eligibility requirements. Participants, other than highly compensated employees as defined by the Internal Revenue Service, could contribute 50% of their defined compensation to the Retirement Savings Plan, up to $17,500 in 2014. Under the Retirement Savings Plan, participant contributions are matched at 100% to the first 3% of the employee’s defined compensation and 50% up to the next 3% of the employee’s defined compensation.

Participants over the age of 50, including certain of the NEOs, may make an additional $5,500 catch-up contribution to the Retirement Savings Plan, pursuant to the Code. Prior to April 5, 2013, the Retirement Savings Plan also included an additional non-elective contribution of 4% of base salary for otherwise eligible employees who, because of a date of hire after December 31, 2005, were not eligible to participate in the Retirement Income Plan. None of the NEOs were eligible for the non-elective contribution prior to this date. As of April 5, 2013, in conjunction with the amendment of the Retirement Income Plan and the related supplemental employee retirement plan to curtail the accrual of additional benefits under these plans after March 16, 2016, all eligible participants in the Retirement Savings Plan impacted by this curtailment, including the NEOs, began receiving this non-elective contribution.

Under the Deferred Compensation Plan, certain executives and employees, including the NEOs may, subject to certain limitations, defer: (i) up to 50% of their base salary; (ii) up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding); and/or (iii) all or a percentage of such other compensation as otherwise designated by the administrator of the Deferred Compensation Plan. To the extent not matched in the Retirement Savings Plan due to the limitations under the Code and the provisions of the Retirement Savings Plan, contributions to the Deferred Compensation Plan by participants of up to 6% of base salary were matched by SICA as follows: 100% of the first 3% of the NEOs’ defined compensation and 50% up to the next 3% of the NEOs’ defined compensation. Additionally, to the extent that non-elective contributions to the Retirement Savings Plan are limited due to the provisions of the Code and the Retirement Savings Plan, non-elective contributions of 4% of base salary are made by SICA to participants’ Deferred Compensation Plan accounts. Additional information regarding the Deferred Compensation Plan is included in the section entitled “Nonqualified Deferred Compensation” of this Proxy Statement.

SICA also maintains health and welfare benefit plans in which eligible employees, including the NEOs, participate.

EMPLOYMENT AGREEMENTS

SICA has entered into employment agreements with its key executive officers, including the NEOs, which provide for severance in the event of termination: (i) due to death or disability; (ii) without “Cause”3; (iii) due to resignation for “Good Reason”4 by (A) the CEO at any time, or (B) other executives within two years following a change in control; (iv) due to resignation of the NEO within two years of the company first imposing a requirement, without the consent of the NEO, that relocates the NEO’s business location more than fifty (50) miles; and (v) within two years following a change in control. The SEBC believes that these agreements are important for recruitment and retention of key executives and was advised by its Compensation Consultant that the terms of these agreements were market competitive within our peer group when they were executed. In the event of a change in control, uncertainty may arise among our key executives as to their continued employment after or in connection with such event, which may result in the departure or distraction of our key executives. The purpose of the employment agreements is to retain our key executives and reinforce and encourage their continued attention and dedication during such a potentially critical time, even if they fear that their position will be terminated after or in connection with the change in control.

With respect to severance payments, outstanding awards under our stock and cash plans, and continued insurance coverages, the change in control provision of the employment agreements requires that the executive’s employment be terminated within two years following a change in control. This double trigger ensures such a payout does not automatically occur upon a change in control only. The employment agreements are described in the section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control” of this Proxy Statement. This section includes information on multipliers used in calculating the severance payment and duration of benefit coverage provided to individual executives upon termination. We believe these multipliers are consistent with the level and value of the position to the organization.

TAX TREATMENT AND ACCOUNTING

The SEBC generally seeks to preserve deductibility under the Code for performance-based compensation paid to its executive officers as practicable. Section 162(m) of the Code prohibits publicly-owned companies from deducting compensation paid to certain of its executive officers as expense to the extent that the officer’s compensation in excess of $1 million is not performance-based and is not paid pursuant to a stockholder approved plan.

Awards to NEOs for 2014 were granted under two performance-based stockholder approved plans: (i) the 2005 Omnibus Stock Plan; and (ii) the Cash Incentive Plan. While the SEBC generally seeks to preserve deductibility under Code Section 162(m), there may be situations where the SEBC makes compensation decisions that it believes are in the best interests of the company in which certain compensation would not be deemed performance-based compensation deductible under Code Section 162(m). In January 2014, the SEBC approved a single performance measure under our Cash Incentive Plan to allow annual cash awards to our executives, including our NEOs, to qualify as performance-based compensation under Code Section 162(m). The single performance measure is positive net income determined in accordance with generally accepted accounting principles. In determining actual annual cash awards to our executive officers under the Cash Incentive Plan, the SEBC may adjust the maximum possible payout downwards, based upon the respective accomplishments and contributions of the executives and the Corporate ACIP Measures, as described more fully in the sections above entitled, “2014 ACIP Payment

3 “Cause” is defined in the employment agreements, but generally means the executive: (i) was convicted of or pled guilty to a felony; (ii) breached a material provision of the executive’s employment agreement; or (iii) engaged in misconduct which constitutes fraud in the performance of the executive’s duties and obligations to the Company.

4 “Good Reason” is defined in the employment agreements, but generally means: (i) a material reduction in salary; (ii) a material negative change in the executive’s benefits; (iii) a material reduction of the executive’s position, duties, responsibilities, and status with the company or material negative change in title or office; (iv) requiring the executive to be based at a location in excess of 50 miles from the location of the executive’s office prior to a change in control; (v) failure of a counterparty to a transaction resulting in a change in control to assume the employment agreement; or (vi) a breach of the employment agreement by SICA within two years after a change in control.

Opportunities and Awards for NEOs” and “2014 Compensation Actions for the CEO and Other NEOs.” This arrangement does not result in any duplication of payouts.

Generally accepted accounting principles require that compensation expense be measured on the income statement for all share-based payments at grant date fair value for equity instruments (including employee stock options and restricted stock and restricted stock unit awards) and at market value on the day of vesting for liability instruments (including cash incentive unit awards). The SEBC has considered the impact of generally accepted accounting principles on our use of stock-based compensation as a retention tool. The SEBC has determined that the current estimated costs of continuing to use stock-based compensation relative to the benefits they provide are appropriate and do not warrant any change to our current incentive framework.

We have designed our compensation programs and awards to executive officers to comply with the provisions of Section 409A of the Code, where applicable. For example, payments made to our executive officers under our nonqualified deferred compensation plans on account of the executives’ separation from service are not payable before the first day of the seventh month following the date of separation from service.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table reflects the compensation earned by or paid to the NEOs during 2012, 2013, and 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Gregory E. Murphy	2014	900,000	1,600,011	1,425,000	1,205,255	70,842	5,201,108
Chairman & CEO	2013	900,000	1,500,019	1,500,000	-168,141	70,142	3,802,020
	2012	900,000	1,300,014	800,000	729,429	42,450	3,771,893
Dale A. Thatcher	2014	571,154	583,541	650,000	230,845	42,825	2,078,365
Executive Vice President &	2013	544,616	550,277	650,000	3,675	41,265	1,789,833
Chief Financial Officer	2012	512,692	451,383	450,000	136,611	23,071	1,573,757
John J. Marchioni	2014	725,000	863,406	1,000,000	252,794	52,712	2,893,912
President & Chief	2013	592,308	1,112,286	800,000	12,683	44,879	2,562,156
Operating Officer	2012	467,308	451,383	450,000	119,062	21,029	1,508,782
Michael H. Lanza	2014	496,923	431,703	390,000	143,254	40,011	1,501,891
Executive Vice President,	2013	477,692	421,075	400,000	10,197	38,194	1,347,158
General Counsel & Chief	2012	462,692	389,625	280,000	88,646	22,721	1,243,684
Compliance Officer
Ronald J. Zaleski	2014	437,692	425,009	340,000	213,897	24,977	1,441,575
Executive Vice President	2013	425,000	415,019	350,000	18,557	32,202	1,240,778
& Chief Actuary	2012	423,461	410,017	250,000	132,642	19,056	1,235,176

(1) This column reflects the aggregate grant date fair value of the 2014, 2013, and 2012 grants of performance-based restricted stock unit awards, and 2014, 2013, and 2012 grants of performance-based cash incentive unit awards. For Mr. Marchioni, this column also includes $562,009 of time-based restricted stock units awarded to him in 2013 in conjunction with his election as President and Chief Operating Officer. Grants of performance-based restricted stock units were made pursuant to the 2005 Omnibus Stock Plan, and such units vest three years from the date of grant, conditioned upon the attainment of certain predetermined performance goals. Mr. Marchioni’s time-based restricted stock unit award vests three years from date of grant. Grants of performance-based cash incentive unit awards were made pursuant to the Cash Incentive Plan, and such units vest at the payment date, which is as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the three-year performance period. The value of each cash incentive unit initially awarded increases or decreases to reflect TSR on Selective common stock over the three-year performance period for the award. For the 2012 and 2013 performance-based cash incentive unit awards, the number of cash incentive units ultimately earned increases or decreases based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group discussed in the “Elements of Long-Term Compensation” section of the Compensation Discussion and Analysis; and (ii) cumulative three-year statutory combined ratio relative to the Cash Incentive Unit Peer Group. For the 2014 performance-based cash incentive unit awards, the number of cash incentive units ultimately earned increases or decreases based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group; and (ii) cumulative three-year statutory operating return on policyholder surplus relative to the Cash Incentive Unit Peer Group. Restricted stock unit and cash incentive unit awards are subject to forfeiture should the grantee resign or be terminated for cause prior to vesting.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2014 to the NEOs are as follows: Mr. Murphy: $960,011 restricted stock units and $640,000 cash incentive units; Mr. Thatcher: $343,541 restricted stock units and $240,000 cash incentive units; Mr. Marchioni: $503,406 restricted stock units and $360,000 cash incentive units; Mr. Lanza: $251,703 restricted stock units and $180,000 cash incentive units; and Mr. Zaleski: $255,009 restricted stock units and $170,000 cash incentive units.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2013 to the NEOs are as follows: Mr. Murphy: $900,019 restricted stock units and $600,000 cash incentive units; Mr. Thatcher: $320,277 restricted stock units and $230,000 cash incentive units; Mr. Marchioni: $320,277 restricted stock units and $230,000 cash incentive units; Mr. Lanza: $245,075 restricted stock units and $176,000 cash incentive units; and Mr. Zaleski: $249,019 restricted stock units and $166,000 cash incentive units. The grant date fair value for the time-based restricted stock units granted in 2013 to Mr. Marchioni is $562,009.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted in 2012 to the NEOs are as follows: Mr. Murphy: $780,014 restricted stock units and $520,000 cash incentive units; Mr. Thatcher: $261,383 restricted stock units and $190,000 cash incentive units; Mr. Marchioni: $261,383 restricted stock units and $190,000 cash incentive units; Mr. Lanza: $225,625 restricted stock units and $164,000 cash incentive units; and Mr. Zaleski: $246,017 restricted stock units and $164,000 cash incentive units.

The aggregate grant date fair value reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) per unit values for the cash incentive unit awards of $100; and (iii) a 100% peer group unit multiplier for cash incentive unit awards. The maximum value assuming the highest level of performance conditions for the performance-based restricted stock units are consistent with the amounts above. Although the maximum number of performance-based cash incentive units potentially issuable is 200% of the original grant, the ultimate maximum value of the grant cannot be determined due to the fact that, as stated above, the value of each unit is adjusted based on the TSR of Selective common stock, the maximum value of which is not determinable at this time.

(2) Amounts in this column include awards to the NEOs earned in 2014 and paid in 2015, earned in 2013 and paid in 2014, and earned in 2012 and paid in 2013. These awards were granted under the Cash Incentive Plan.

(3) Amounts in this column reflect the actuarial increase in the present value of each NEOs pension benefits under all defined benefit pension plans of SICA, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no changes to the benefit formulas under the defined pension benefit plans in 2014. The changes in pension values reported in this column are attributable, in part, to a reduction in the discount rate used to calculate present value, an increase in the years of service of the NEOs, and the impact of adopting the RP2014 Fully Generational Mortality Table that was approved by the U.S. Society of Actuaries in the fourth quarter of 2014. There were no above-market or preferential earnings on deferred compensation under SICA’s nonqualified deferred compensation program.

(4) For 2014, amounts in this column for each NEO reflect the following:

▪	Mr. Murphy: $28,800 of company matching contributions and $17,492 of non-elective contributions to his Deferred Compensation Plan, $11,700 of company matching contributions and $10,400 of non-elective contributions to his 401(k) plan, and $2,450 for tax preparation services.

▪	Mr. Thatcher: $14,002 of company matching contributions and $6,723 of non-elective contributions to his Deferred Compensation Plan, and $11,700 of company matching contributions and $10,400 of non-elective contributions to his 401(k) plan.

▪	Mr. Marchioni: $20,925 of company matching contributions and $8,877 of non-elective contributions to his Deferred Compensation Plan, and $11,700 of company matching contributions and $10,400 of non-elective contributions to his 401(k) plan, and $810 for imputed income.

▪	Mr. Lanza: $10,662 of company matching contributions and $4,569 of non-elective contributions to his Deferred Compensation Plan, $11,700 of company matching contributions and $10,400 of non-elective contributions to his 401(k) plan, and $2,680 for tax preparation services.

▪	Mr. Zaleski: $2,877 of non-elective contributions to his Deferred Compensation Plan, and $11,700 of company matching contributions and $10,400 of non-elective contributions to his 401(k) plan.

GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan-based awards to our NEOs in 2014:

Name	Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Cash Incentive Unit, Restricted Stock Units, and Option Awards(4) ($)
				Cash Incentive Unit Awards(3)			Restricted Stock Unit Awards (#)
		Thres- hold ($)	Maximum ($)	Thres- hold (#)	Target (#)	Max- imum (#)	Maximum (#)
Gregory E. Murphy	2/3/2014						42,254	$960,011
	2/3/2014			2,112	6,400	12,800		$640,000
	–	$0	$1,800,000					–
Dale A. Thatcher	2/3/2014						15,846	$343,541
	2/3/2014			792	2,400	4,800		$240,000
	–	$0	$862,500					–
John J. Marchioni	2/3/2014						23,768	$503,406
	2/3/2014			1,188	3,600	7,200		$360,000
	–	$0	$1,087,500					–
Michael H. Lanza	2/3/2014						11,884	$251,703
	2/3/2014			594	1,800	3,600		$180,000
	–	$0	$750,000					–
Ronald J. Zaleski	2/3/2014						11,224	$255,009
	2/3/2014			561	1,700	3,400		$170,000
	–	$0	$660,000					–

(1) Amounts represent minimum and maximum potential ACIP awards under our Cash Incentive Plan for 2014. Maximum awards reflect the maximum ACIP award established by the SEBC. Actual payouts of the above-referenced awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For information regarding the ACIP, see the section of the Compensation Discussion and Analysis entitled “Annual Cash Incentive Program.”

(2) Performance-based cash incentive unit awards were granted under the Cash Incentive Plan, and performance-based restricted stock unit awards were granted under the 2005 Omnibus Stock Plan. For a description of the material terms of such awards, see the section of the Compensation Discussion and Analysis entitled, “Elements of Long-Term Compensation.”

(3) The number of performance-based cash incentive units paid can range from 0-200%, and therefore, the amount payable could be $0. The threshold selected represents the 30th percentile of the Cash Incentive Unit Peer Group; the target represents the 50th percentile of the Cash Incentive Unit Peer Group; and the maximum represents greater than or equal to the 80th percentile of the Cash Incentive Unit Peer Group.

(4) This column includes the grant date fair value of restricted stock unit awards and cash incentive unit awards with an initial value of $100 per unit. No stock option awards were granted in 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the unexercised options and unvested stock awards of our NEOs as of December 31, 2014:

	Option Awards			Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($/Sh)(1)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
Gregory E. Murphy	3,480	28.74	1/30/2016	44,845(3)	1,218,427	5,200(7)	1,714,752
	3,480	27.44	1/30/2017	43,468(4)	1,181,017	6,000(8)	1,767,600
	4,154	24.07	2/5/2018	43,180(5)	1,173,195	6,400(9)	1,313,920
	6,514	15.35	1/30/2019
	6,439	15.53	2/5/2020
Dale A. Thatcher	3,480	28.74	1/30/2016	16,386(3)	445,197	1,900(7)	626,544
	3,480	27.44	1/30/2017	16,663(4)	452,729	2,300(8)	677,580
	4,154	24.07	2/5/2018	16,193(5)	439,969	2,400(9)	492,720
	6,514	15.35	1/30/2019
	6,439	15.53	2/5/2020
	3,644	27.44	1/30/2017	16,386(3)	445,197	1,900(7)	626,544
John J. Marchioni	4,154	24.07	2/5/2018	16,663(4)	452,729	2,300(8)	677,580
	6,514	15.35	1/30/2019	24,289(5)	659,925	3,600(9)	739,080
	6,439	15.53	2/5/2020	25,341(6)	688,517
Michael H. Lanza	3,480	28.74	1/30/2016	14,144(3)	384,293	1,640(7)	540,806
	3,480	27.44	1/30/2017	12,750(4)	346,427	1,760(8)	518,496
	4,154	24.07	2/5/2018	12,144(5)	329,963	1,800(9)	369,540
Ronald J. Zaleski	3,480	28.74	1/30/2016	14,144(3)	384,293	1,640(7)	540,806
	3,480	27.44	1/30/2017	12,027(4)	326,766	1,660(8)	489,036
	4,154	24.07	2/5/2018	11,470(5)	311,638	1,700(9)	349,010
	6,514	15.35	1/30/2019
	6,439	15.53	2/5/2020

(1) The exercise price of option grants made under the 2005 Omnibus Stock Plan is the closing market price on the date of the grant. The exercise price of option grants made under previous equity plans is the average of the high and the low market price on the date of grant.

(2) In the event of a termination of employment on or after an individual attains Early Retirement Age, as defined under the Retirement Income Plan: (i) holders of performance-based restricted stock unit awards are vested in such awards subject only to the attainment of applicable performance measures; and (ii) Mr. Marchioni’s time-based restricted stock unit award granted in 2013 would fully vest. The respective dates upon which each NEO attained, or is anticipated to attain, his Early Retirement Age are as follows: Mr. Murphy, 10/27/2002; Mr. Thatcher, 12/4/2015; Mr. Marchioni, 9/14/2018; Mr. Lanza, 12/16/2016; and Mr. Zaleski, 12/7/2009.

(3) Reflects number of performance-based restricted stock units initially granted on February 6, 2012 and the related accrued DEUs, which vested and were paid on February 6, 2015.

(4) Reflects number of performance-based restricted stock units initially granted on February 4, 2013 and the related accrued DEUs, which will vest and be payable, subject to the attainment of applicable performance measures, on February 4, 2016.

(5) Reflects number of performance-based restricted stock units initially granted on February 3, 2014 and the related accrued DEUs, which will vest and be payable, subject to the attainment of applicable performance measures, on February 3, 2017.

(6) Reflects number of time-based restricted stock units initially granted September 17, 2013 and the related accrued DEUs, which will vest and be payable on September 17, 2016.

(7) Reflects number of performance-based cash incentive units initially granted on February 6, 2012 for the three-year performance period ending December 31, 2014. In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Early Retirement Dates for the NEOs are set forth in footnote 2. Settlement of the 2012 cash incentive unit awards will be made as soon as practicable in the 2015 calendar year, following the determination of the attainment of the applicable performance measures.

(8) Reflects number of performance-based cash incentive units initially granted on February 4, 2013 to the NEOs for the three-year performance period ending December 31, 2015. In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Early Retirement Dates for the NEOs are set forth in footnote 2. Settlement of the 2013 cash incentive unit awards will be made as soon as practicable in the 2016 calendar year, following the determination of the attainment of the applicable performance measures.

(9) Reflects number of performance-based cash incentive units initially granted on February 3, 2014 to the NEOs for the three-year performance period ending December 31, 2016. In the event of a termination of employment on or after an individual’s Early Retirement Date, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Early Retirement Dates for the NEOs are set forth in footnote 2. Settlement of the 2014 cash incentive unit awards will be made as soon as practicable in the 2017 calendar year, following the determination of the attainment of the applicable performance measures.

(10) The amounts in this column reflect: (i) a $164.88 per unit value for the February 6, 2012 cash incentive unit grant, a $147.30 per unit value for the February 4, 2013 cash incentive unit grant, and a $102.65 per unit value for February 3, 2014 cash incentive unit grant based on the TSR of Selective common stock at December 31, 2014; and (ii) a 200% unit multiplier for the number of cash incentive units granted on February 6, 2012, February 4, 2013, and February 3, 2014, respectively, based on performance against the Cash Incentive Unit Peer Group. This unit multiplier reflects the maximum performance measure for all three grants. This multiplier is appropriate considering: (i) each grant’s performance has exceeded the threshold performance measure; and (ii) the maximum multiplier of 200% is the next higher performance measure above the actual performance of 167%, 167%, and 133% for the 2012, 2013, and 2014 grants, respectively. The performance measures are identified for the February 3, 2014 grant in the Grants of Plan-Based Awards table.

OPTION EXERCISES AND STOCK VESTED

The following table shows the option exercises and stock vesting of grants of plan-based awards by our NEOs in 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory E. Murphy	10,000	49,550	53,630	2,285,289
Dale A. Thatcher	10,000	40,106	19,596	835,016
John J. Marchioni	3,406	15,605	19,596	835,016
Michael H. Lanza	12,953	143,712	16,915	720,757
Ronald J. Zaleski	0	0	16,915	720,757

(1) Amounts in this column include performance-based restricted stock units that vested in 2014 as well as performance-based cash incentive units paid in 2014. The amounts reflected in the table attributable to performance-based restricted stock units are as follows: Mr. Murphy, 45,830; Mr. Thatcher, 16,746; Mr. Marchioni, 16,746; Mr. Lanza, 14,455; and Mr. Zaleski, 14,455. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Murphy, 7,800; Mr. Thatcher, 2,850; Mr. Marchioni, 2,850; Mr. Lanza, 2,460; and Mr. Zaleski, 2,460.

(2) Amounts in this column include the value of performance-based restricted stock units that vested in 2014 as well as the amount paid for performance-based cash incentive units in 2014. The amounts reflected in the table attributable to performance-based restricted stock units are as follows: Mr. Murphy, $1,022,469; Mr. Thatcher, $373,601; Mr. Marchioni, $373,601; Mr. Lanza, $322,483; and Mr. Zaleski, $322,483. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Murphy, $1,262,820; Mr. Thatcher, $461,415; Mr. Marchioni, $461,415; Mr. Lanza, $398,274; and Mr. Zaleski, $398,274.

PENSION BENEFITS

SICA maintains a tax qualified non-contributory defined benefit pension plan, the Retirement Income Plan. Most SICA employees, including the NEOs and certain former employees whose employment commenced on or before December 31, 2005, are eligible to receive benefits under the Retirement Income Plan. SICA also maintains the unfunded Selective Insurance Supplemental Pension Plan (“SERP”), as permitted under the Employee Retirement Income Security Act of 1974, as amended, to provide payments to certain executives and other participants in the Retirement Income Plan equal to the difference between: (i) the benefit payment to a participant under the Retirement Income Plan calculated without regard to the Employee Retirement Income Security Act of 1974, as

amended, and Code limitations on annual amounts payable under the Retirement Income Plan; and (ii) the benefit payable to the participant pursuant to such limitations.

The Retirement Income Plan was amended as of July 1, 2002 to provide for different calculations based on age and company service as of that date. Monthly benefits payable at normal retirement age under the Retirement Income Plan and SERP are computed as follows. Defined terms used in this section, but not defined in this Proxy Statement, have the meanings given to them in the Retirement Income Plan.

1.	If a participant: (i) attained age 50 and completed five years of vesting service on or before July 1, 2002; or (ii) completed at least 25 years of vesting service on or before July 1, 2002, a participant’s benefit is equal to 2% of Average Monthly Compensation, minus 1 3/7% of Primary Social Security Benefits multiplied by years of Benefit Service (up to 35 years), reduced by the annuity contract issued by the AXA Equitable Life Insurance Company purchased under a prior terminated defined benefit pension plan.

2.	If a participant: (i) completed at least five years of Vesting Service on or before July 1, 2002; and (ii) the sum of a participant’s age and Vesting Service is 55 or more on or before July 1, 2002, a participant’s benefit is equal to the sum of: (a) 2% of Average Monthly Compensation, less 1 3/7% of Primary Social Security benefit multiplied by the number of years of Benefit Service through June 30, 2002 (up to 35 years) reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date; and (b) 1.2% of Average Monthly Compensation multiplied by the number of years of Benefit Service after June 30, 2002.

3.	If a participant first became eligible for the plan before July 1, 2002, but did not qualify for either 1 or 2 above, the participant’s benefit is equal to the greater of: (i) the benefit accrued as of June 30, 2002 equal to 2% of Average Monthly Compensation less 1 3/7% of Primary Social Security Benefit multiplied by years of Benefit Service reduced by the monthly amount, if any of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date for purposes of determining the participant’s Average Monthly compensation; and (ii) 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

4.	If a participant first became a participant in the plan after July 1, 2002, the benefit is equal to 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

The Retirement Income Plan and the SERP were further amended in the first quarter of 2013 to curtail the accrual of additional benefits under these plans for all eligible employees as of March 16, 2016.

The earliest retirement age is 55 with 10 years of service or the attainment of 70 points (age plus years of service). If a participant chooses to begin receiving benefits before his or her 65th birthday, the amount of the monthly benefit will be reduced as follows:

▪	By 1/180th for each complete calendar month for the first 60 months by which the first early retirement benefit payment precedes the attainment of Normal Retirement Age (age 65);

▪	By 1/360th for each complete calendar month for the next 60 months by which the first early retirement benefit payments precede Normal Retirement Age; and

▪	By 40% plus 1/600th per month for each month prior to age 55.

At retirement, participants receive monthly pension payments. There are four optional forms of payments that can be chosen as alternatives to the normal form of payment, which for a married participant is an automatic 50% joint and surviving spouse annuity, and for an unmarried participant is a single life annuity.

The following table shows information regarding the pension benefits of our NEOs:

Name	Early Retirement Eligible	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Gregory E. Murphy	Yes	Retirement Income Plan	33.58	1,410,231	0
		SERP	33.58	3,973,074	0
Dale A. Thatcher	No	Retirement Income Plan	13.67	339,031	0
		SERP	13.67	364,020	0
John J. Marchioni	No	Retirement Income Plan	16.00	285,624	0
		SERP	16.00	302,825	0
Michael H. Lanza	No	Retirement Income Plan	9.42	229,547	0
		SERP	9.42	190,759	0
Ronald J. Zaleski	Yes	Retirement Income Plan	14.25	466,111	0
		SERP	14.25	313,907	0

(1) The Retirement Income Plan imposes a one-year waiting period for plan participation, which year is not included in years of credited service.

(2) Present value as of December 31, 2014 is calculated on the basis of Normal Retirement Age of 65. A 4.29% discount rate is applied and the RP2014 Fully Generational Mortality Table is used to calculate the values indicated. For further discussion, see Note 15. “Retirement Plans” in Item 8. “Financial Statements and Supplementary Data.” of Selective’s Annual Report on Form 10-K for the year ended December 31, 2014.

NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and up to 90% of their ACIP payments. Participant accounts are credited with a notional rate of return (positive or negative) based on the performance of investment options selected by the participant from a menu of investment options. Participants can elect to schedule in-service withdrawals or withdrawals at separation of service.

SICA makes matching contributions to a participant’s Deferred Compensation Plan account to supplement matching contributions under the Retirement Savings Plan. For 2014, such matching contributions consisted of 100% of the first 3% of base salary and 50% of the next 3% of base salary deferred to the Retirement Savings Plan and the Deferred Compensation Plan, minus any matching contribution made to a participant’s Retirement Savings Plan account. In addition, effective January 1, 2010, the Deferred Compensation Plan was amended for participants ineligible to participate in the Retirement Income Plan to provide a non-elective contribution to the extent not made to a participant’s Retirement Savings Plan account due to the limitations under the Code and the Retirement Savings Plan. The non-elective contribution is equal to 4% of base salary, minus any non-elective contribution made to the Retirement Savings Plan. In conjunction with the amendment of the Retirement Income Plan and the SERP to curtail the accrual of benefits under these plans, all participants affected by the curtailment, including the NEOs, became eligible for the non-elective contribution effective April 5, 2013.

The following table shows information regarding nonqualified deferred compensation of our NEOs:

Name	Executive Contributions in 2014 ($)(1)	Company Contributions in 2014 ($)(2)	Aggregate Earnings in 2014 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2014 ($)(4)
Gregory E. Murphy	45,000	46,292	53,104	0	1,615,151
Dale A. Thatcher	57,115	20,725	36,912	(12,587)	829,868
John J. Marchioni	29,000	29,802	12,955	0	309,010
Michael H. Lanza	19,877	15,231	(6,549)	0	192,175
Ronald J. Zaleski	35,000	2,877	91,365	0	3,135,053

(1) Amounts in this column are attributable to 2014 salary deferred by Messrs. Murphy, Thatcher, Marchioni, and Lanza, and are included in the Salary column of the Summary Compensation Table. The amount in this column for Mr. Zaleski is attributable to the deferral of a portion of his ACIP payment, which is included in the amount reported for 2014 in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2) All amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

(3) Amounts in this column are not included in the Summary Compensation Table because such earnings are not above market earnings.

(4) Amounts in this column include the following aggregate contributions of the NEOs and SICA to the Deferred Compensation Plan in 2014, which amounts are included in the Summary Compensation Table:

▪	For 2012: Mr. Murphy, $74,250; Mr. Thatcher, $62,960; Mr. Marchioni, $23,538; Mr. Lanza, $23,374; and Mr. Zaleski, $107,574.

▪	For 2013: Mr. Murphy, $74,025; Mr. Thatcher, $67,494; Mr. Marchioni, $44,794; Mr. Lanza, $24,352; and Mr. Zaleski, $112,650.

▪	For 2014: Mr. Murphy, $91,292; Mr. Thatcher, $77,840; Mr. Marchioni, $58,802; Mr. Lanza, $35,108; and Mr. Zaleski, $37,877.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE IN CONTROL

SICA entered into amended employment agreements with Messrs. Murphy, Thatcher, Lanza, and Zaleski as of December 23, 2008, and with Mr. Marchioni as of September 10, 2013 in connection with his election as President and Chief Operating Officer (collectively, the “Employment Agreements”). The following table summarizes the principal provisions of the Employment Agreements.

Term	Initial three-year term, automatically renewed for additional one-year periods unless terminated by either party with written notice.(1)
Compensation	Base salary.(2)
Benefits	Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, defined benefit pension plan and any other stock option, stock appreciation right, stock bonus, pension, group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective or SICA intended to benefit SICA’s employees generally.
Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses in accordance with SICA’s policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other executives of SICA are generally entitled.

Severance and Benefits on Termination without Change in Control

▪     For Cause or Resignation by NEO other than for Good Reason: Salary and benefits accrued through termination date.

▪     Death or Disability: Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums, paid in 12 equal installments.

▪     Without Cause by SICA, Relocation of Office over 50 Miles (without NEOs consent), Resignation for Good Reason by CEO:

o     Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments paid in 12 equal installments.

o     Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of specified period of months(4) following termination or commencement of equivalent benefits from a new employer.

▪     Stock Awards: Except for termination for Cause or resignation by the NEO other than for relocation of office over 50 miles (without NEOs consent), immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock, restricted stock units, and stock bonuses. Such immediate vesting and possible extended exercise periods shall also apply to a resignation by the CEO for Good Reason.

Severance and Benefits on Termination after Change in Control

For termination without Cause or resignation for Good Reason by (A) CEO at any time or (B) other NEO within two years following a Change in Control (as defined in the Employment Agreement), NEO is entitled to:

▪     Severance payment equal to multiple(5) of the greater of: (i) NEOs salary plus target annual cash incentive payment; or (ii) NEOs salary plus the average of NEOs annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs, paid in lump sum.

▪     Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of period of months(6) following termination or commencement of equivalent benefits from a new employer.

▪     Stock awards, same as above, except that the initial number of cash incentive units is multiplied by 150%.

▪     Tax gross-up payment, if necessary, to offset any excise tax imposed on NEO (other than Mr. Marchioni, whose 2013 employment agreement does not contain this provision) for such payments or benefits.

Release; Confidentiality and Non-Solicitation

▪     Receipt of severance payments and benefits conditioned upon:

o     Entry into release of claims; and

o     No disclosure of confidential or proprietary information, or solicitation of employees to leave Selective or its subsidiaries for a period of two years following the termination of the Employment Agreement, and for Mr. Marchioni, assignment of intellectual property rights.

(1) The Employment Agreements automatically renewed for additional one-year periods on April 25, 2014 for Mr. Murphy, on July 26, 2014 for Mr. Lanza, on July 31, 2014 for Messrs. Thatcher and Zaleski, and for a new initial three year period for Mr. Marchioni on September 10, 2013.

(2) As of February 22, 2015, the annual base salaries for the NEOs were as follows: Mr. Murphy, $930,000; Mr. Thatcher, $600,000; Mr. Marchioni, $760,000; Mr. Lanza, $520,000; and Mr. Zaleski, $450,000.

(3) For Messrs. Murphy and Marchioni the multiple is 2 and for Messrs. Thatcher, Lanza, and Zaleski the multiple is 1.5.

(4) For Messrs. Murphy and Marchioni the period is 24 months and for Messrs. Thatcher, Lanza, and Zaleski the period is 18 months.

(5) For Messrs. Murphy and Marchioni the multiple is 2.99 and for Messrs. Thatcher, Lanza, and Zaleski the multiple is 2.

(6) For Messrs. Murphy and Marchioni the period is 36 months and for Messrs. Thatcher, Lanza, and Zaleski the period is 24 months.

The following table shows information regarding payments and benefits to which our NEOs would be entitled under the scenarios shown as of December 31, 2014:

Name	Resignation(1) or Termination For Cause ($)	Retirement ($)(2)	Death or Disability ($)(3)	Termination without Cause or Resignation with Good Reason ($)(4)	Change in Control ($)(5)
Gregory E. Murphy	-	5,970,774	9,704,107	9,727,254	20,925,095
Dale A. Thatcher	-	2,236,317	3,838,817	3,856,177	7,037,477
John J. Marchioni	-	3,267,970	5,777,970	5,799,373	8,146,375
Michael H. Lanza	-	1,775,103	2,990,103	3,006,434	5,835,982
Ronald J. Zaleski	-	1,712,123	2,787,123	2,803,166	5,381,947

(1) Other than a resignation for Good Reason.

(2) This column includes the value of unvested performance-based restricted stock units granted under the 2005 Omnibus Stock Plan and any related accrued DEUs. These performance based awards would normally vest upon: (i) retirement or continuation in service through the end of the applicable performance period; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. This column also includes the value of unvested time-based restricted stock units granted to Mr. Marchioni in connection with his election as President and Chief Operating Officer in September 2013 (“September 2013 Grant”) under the 2005 Omnibus Stock Plan and any related accrued DEUs. These time-based restricted units awarded to Mr. Marchioni would normally vest upon retirement or continuation in service through the end of the applicable performance period, and be payable following the end of the applicable three-year performance period. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2014. Under the Cash Incentive Plan, participants’ awards, including the NEOs’ awards, would fully vest upon retirement or continuation in service through the end of the payment date and be payable following the end of the applicable three-year performance period. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2014. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2014 and the stock option’s exercise price.

(3) This column includes the value of unvested performance-based restricted stock units granted under the 2005 Omnibus Stock Plan and any related accrued DEUs. In the event of total disability, these performance based awards would normally vest for all participants, including the NEOs, upon the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. This column also includes the value of the September 2013 Grant and any related DEUs. In the event of his total disability, these time-based units would vest and become payable. In the event of death, both the performance-based and time-based awards are immediately vested and payable for all participants, including the NEOs. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2014. Under the Cash Incentive Plan, participants’ awards, in the event of total disability, including the NEOs’ awards, would fully vest and be payable following the end of the applicable three-year performance period. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2014. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2014 and the stock option’s exercise price. This column also includes the severance payment provided for in each NEO’s Employment Agreement. Payments in this column will be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums.

(4) This column includes the value of unvested performance-based restricted stock units granted under the 2005 Omnibus Stock Plan and any related accrued DEUs. These performance based awards would normally vest upon: (i) a termination without Cause or Resignation for Good Reason; and (ii) the achievement of the specified performance goals applicable to each such award, and be payable following the end of the applicable three-year performance period. This column also includes the value of the September 2013 Grant and any related DEUs. In the event of his termination without Cause or Resignation for Good Reason, these time-based units would vest and become payable. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2014. The awards would fully vest and be payable following the end of the applicable three-year performance period. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2014. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2014 and the stock option’s exercise price. Also included in this column are the severance payment and the value of medical, dental, vision, disability, and life insurance coverage, all as provided for in each NEOs Employment Agreement.

(5) This column includes the value of unvested performance-based restricted stock units granted under the 2005 Omnibus Stock Plan and the September 2013 Grant and any related accrued DEUs, which would immediately vest and be payable upon a termination of employment following a change in control. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs, all of which would vest upon a termination of employment following a change in control. The value of such awards is calculated using: (i) a 150% per unit multiplier; and (ii) the per unit value at December 31, 2014. Also included in this column is the intrinsic value of unvested stock options as of December 31, 2014. The value of such awards is calculated using the difference of the closing selling price of Selective common stock as of December 31, 2014 and the stock option’s exercise price. Also included in this column are the severance payment and the value of medical, dental, vision, disability, and life insurance coverage, all as provided for in each NEOs Employment Agreement. This column also includes the value of any tax gross-up payment necessary to offset any excise tax imposed for the payment and benefits disclosed in this column, other than for Mr. Marchioni whose 2013 employment agreement does not contain this provision.

DIRECTOR COMPENSATION

The following table shows compensation earned by or paid to our non-employee directors during 2014 (employee directors do not receive compensation for serving on the Board).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Paul D. Bauer	87,556	65,002	152,558
Annabelle G. Bexiga	65,564	65,002	130,566
A. David Brown	80,064	65,002	145,066
John C. Burville	61,266	65,002	126,268
Joan M. Lamm-Tennant	56,056	65,002	121,058
Michael J. Morrissey	72,066	65,002	137,068
Cynthia S. Nicholson	67,056	65,002	132,058
Ronald L. O’Kelley	79,064	65,002	144,066
William M. Rue	54,564	65,002	119,566
John S. Scheid	16,611	0	16,611
J. Brian Thebault	74,556	65,002	139,558
Philip H. Urban	25,582	0	25,582

(1) Information on the election by directors to receive shares of Selective common stock in lieu of cash for their 2014 annual retainer is set forth below under the heading “Annual Retainer Stock Election.”

(2) This column reflects the aggregate grant date fair value for the 2014 grants of restricted stock units to directors, based on a grant date fair value of $23.34 per share. Information on outstanding options and unvested restricted stock units held by each Director as of December 31, 2014 is set forth below under the heading “Outstanding Options and Unvested Restricted Stock Units.”

The following table summarizes the types and amounts of compensation paid to our non-employee directors in 2014:

Type of Compensation	Amount
Annual Retainer Fee	$50,000
Grant Date Fair Value of Annual Equity Award	$65,002
Board Meeting Attendance	$0
Committee Attendance Fee
In person	$1,500
By telephone	$1,000
Annual Chairperson Fee
Audit Committee	$15,000
Corporate Governance and Nominating Committee	$7,500
Finance Committee	$7,500
Salary and Employee Benefits Committee	$12,500
Lead Independent Director Fee	$15,000
Expenses	Reasonable

As the Director Compensation table above shows, in 2014 the non-employee directors received compensation in the forms of restricted stock units and cash for their director service. The SEBC annually reviews and approves the compensation for non-employee directors, including the Annual Retainer Fee. In 2014, non-employee directors had the election to receive up to 100%, but not less than 50%, of their Annual Retainer Fee in shares of Selective common stock. Any remaining balance of the Annual Retainer Fee was paid in cash. Non-employee directors made this election by December 20, 2013. The Annual Retainer Fee is paid in equal quarterly installments on the second business day following the release of Selective’s financial results for the previous quarter or year, as applicable.

For 2014, the annual equity grant under Selective’s director compensation program was made entirely in restricted stock units granted under the 2005 Omnibus Stock Plan. Shares of Selective common stock paid to directors as a portion of their Annual Retainer Fee were issued from the 2005 Omnibus Stock Plan through April 30, 2014 and from the 2014 Omnibus Stock Plan beginning May 1, 2014. Committee Attendance Fees, Annual Chairperson Fees, and the Lead Independent Director Fee were paid in cash pursuant to the table above.

Under the Selective Insurance Group, Inc. Non-employee Directors’ Compensation and Deferral Plan, As Amended and Restated Effective as of May 1, 2014, non-employee directors may elect by December 20 to defer their receipt of director compensation to be earned in the following year to: (i) a specified date or dates in the future; (ii) the director’s attainment of age 70; or (iii) the director’s separation from service.

Annual Retainer Stock Election

Directors elected to receive shares of Selective common stock in lieu of all or a portion of their 2014 annual retainer as follows:

Name	Number of Shares (#)	Payment Date Value of Stock ($)
Paul D. Bauer	2,111	50,056
Annabelle G. Bexiga	1,057	25,064
A. David Brown	1,057	25,064
John C. Burville	1,268	30,066
Joan M. Lamm-Tennant	2,111	50,056
Michael J. Morrissey	1,268	30,066
Cynthia S. Nicholson	2,111	50,056
Ronald L. O’Kelley	1,057	25,064
William M. Rue	1,057	25,064
John S. Scheid	243	6,274
J. Brian Thebault	2,111	50,056
Philip H. Urban	485	12,523

Outstanding Options and Unvested Restricted Stock Units

The aggregate number of outstanding options and unvested restricted stock units held by each director as of December 31, 2014 were as follows:

Name	Outstanding Options (#)	Unvested Restricted Stock Units (#)
Paul D. Bauer	44,109	5,887
Annabelle G. Bexiga	0	5,887
A. David Brown	38,109	5,887
John C. Burville	38,109	5,887
Joan M. Lamm-Tennant	38,109	5,887
Michael J. Morrissey	14,065	5,887
Cynthia S. Nicholson	7,953	5,887
Ronald L. O’Kelley	38,109	5,887
William M. Rue	38,109	5,887
John S. Scheid	0	0
J. Brian Thebault	38,109	5,887
Philip H. Urban	0	0

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Salary and Employee Benefits Committee: (i) was a Selective officer or employee in 2014; (ii) is a former Selective officer; or (iii) entered into any transaction in 2014 requiring disclosure under the section entitled “Transactions with Related Persons.”

No Selective executive officer served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Salary and Employee Benefits Committee or as a director of Selective.

COMPENSATION COMMITTEE REPORT

The Salary and Employee Benefits Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s executive officers, including the Chief Executive Officer. The Salary and Employee Benefits Committee: (i) has reviewed and discussed the Compensation Discussion and Analysis with management; and (ii) based on this review and discussion recommended to the Board of Directors, and the Board approved, the inclusion of the Compensation Discussion and Analysis in Selective’s Annual Report on Form 10-K for the year ended December 31, 2014 and this Proxy Statement.

Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors,

A. David Brown, Chairperson	Michael J. Morrissey
Paul D. Bauer	Cynthia S. Nicholson
John C. Burville	Philip H. Urban

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

INFORMATION ABOUT PROPOSAL 2

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our Board of Directors provides Selective’s stockholders the opportunity to vote annually to approve, on an advisory (non-binding) basis, the compensation of our named executive officers disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as say-on-pay). Although the vote is non-binding, the Board and the SEBC value the opinions of the stockholders and will consider the outcome of this vote when making future compensation decisions for named executive officers. In 2014, our stockholders overwhelmingly supported our compensation decisions with approximately 95% of votes cast voting in favor of our say-on-pay proposal.

We urge stockholders to read this Proxy Statement’s Compensation Discussion and Analysis section, which discusses our compensation philosophy, policies, and procedures. The following resolution is being submitted to stockholders for approval at the Annual Meeting pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the stockholders of Selective Insurance Group, Inc. (“Selective”) approve, on an advisory basis, the compensation of Selective’s named executive officers as such compensation is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K or any successor thereto.”

If a majority of stockholders vote against this proposal, neither the Board nor the SEBC will be required to take any specific action because this vote is non-binding and advisory. Nonetheless, consistent with our record of stockholder responsiveness, the SEBC will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation programs. The Board of Directors recommends you indicate your support for the compensation of our named executive officers as outlined in the above resolution.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

INFORMATION ABOUT PROPOSAL 3

Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP to act as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The Board of Directors has approved the appointment and has directed that the appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP or another firm. Even if stockholders ratify the appointment, the Board of Directors may direct the appointment of a different auditing firm at any time during the 2015 fiscal year if the Board determines that such a change would be in the best interests of Selective and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, Selective’s independent registered public accounting firm, provided services in the following categories and amounts in 2014 and 2013:

Category	2014	2013
Audit Fees	$1,489,800	$1,442,500
Audit-Related Fees(1)	$85,500	$273,000
Tax Fees(2)	$7,319	$3,110
All Other Fees(3)	$102,362	$96,053
TOTAL	$1,684,981	$1,814,663

(1) Audit-Related Fees for 2014 consisted of amounts associated with audits of our benefit plans for 2013. Audit-Related Fees for 2013 consisted of amounts associated with: (i) audits of our benefit plans for 2012; (ii) an audit of the flood area of the Insurance Operations; and (iii) consents.

(2) Tax Fees for 2014 and 2013 were for tax consulting services.

(3) All Other Fees for 2014 consisted of: (i) approximately $89,000 for independent actuarial reviews and reserve opinions; and (ii) approximately $13,500 for consulting services. All Other Fees for 2013 consisted of independent actuarial reviews, reserve opinions, and consulting services.

The Audit Committee has a pre-approval policy that requires pre-approval of audit, audit-related, and permitted non-audit services on an annual basis and authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated the authority to pre-approve audit, audit-related, and permitted non-audit services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee for ratification at its next meeting. In 2014, the Audit Committee pre-approved 100% of audit, audit-related, and permitted non-audit services, and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for overseeing preparation of the financial statements and the overall reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has:

▪	Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

▪	Reviewed and discussed the audited financial statements for the year ended December 31, 2014, included in the Annual Report on Form 10-K, with management, which represented to the Audit Committee that: (i) the financial statements were prepared in accordance with U.S. generally accepted accounting principles; and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

▪	Reviewed and discussed with KPMG LLP, Selective’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statements of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board, as may be modified or supplemented.

▪	Discussed with KPMG LLP, the independent registered public accounting firm’s independence from Selective and its management, including the matters in the written disclosures and the letter from the independent accountants delivered to the Audit Committee as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Audit Committee of Selective’s Board of Directors,

Ronald L. O’Kelley, Chairperson	John S. Scheid
Paul D. Bauer	J. Brian Thebault
Annabelle G. Bexiga	Philip H. Urban
John C. Burville

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Audit Committee Report by reference therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2016 Proxy

From time-to-time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under SEC (under the Exchange Act) rules, for stockholder proposals to be included in the proxy statement for the 2016 Annual Meeting of Stockholders, they must be received no later than November 25, 2015, by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, New Jersey 07890.

Other Proposals and Nominations

Selective’s By-Laws require that a stockholder who otherwise intends to: (i) present a proposal outside of Rule 14a-8 under the Exchange Act; or (ii) nominate a director, must deliver notice to the Corporate Secretary, in proper written form and in accordance with the requirements of the By-Laws, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a notice of a stockholder proposal for the 2016 Annual Meeting of Stockholders, submitted outside of Rule 14a-8 under the Exchange Act, will be untimely if received by the Corporate Secretary before December 1, 2015 or after December 31, 2015.

* * * * * * * *

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY: (1) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE; (2) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; OR (3) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors:

Robyn P. Turner
Corporate Secretary

March 24, 2015
Branchville, New Jersey

DIRECTIONS

Selective Insurance Group, Inc.
Directions to Principal Offices
40 Wantage Avenue
Branchville, New Jersey 07890-1000

From East:

Route I-80 West to Route 15 North to Route 206 North. Go about 2 miles from Route 15/Route 206 intersection, turn right at traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From West:

Route I-80 East to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to Pa. Route 611 North to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

- or -

Route I-78 East to Route 31 North to Route 46 West to Route 94 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From North:

Route I-84 (East or West) to PA Route 209 South to Route 206 South. Turn left at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then turn left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

From South:

Route 206 North or Route I-80 West to Route 15 North to Route 206 North. Turn right at Branchville traffic light opposite “Our Lady Queen of Peace” Catholic church, then left on Route 630 (Broad Street). Turn right at Post Office onto Wantage Avenue (Route 519). Take second entrance on right - Corporate office/main reception area.

SELECTIVE®

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

1. Election of Directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Paul D. Bauer	☐	☐	☐	**07** Ronald L. O'Kelley	☐	☐	☐
02 Annabelle G. Bexiga	☐	☐	☐	**08** William M. Rue	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03 John C. Burville	☐	☐	☐	**09** John S. Scheid	☐	☐	☐
04 Michael J. Morrissey	☐	☐	☐	**10** J. Brian Thebault	☐	☐	☐
05 Gregory E. Murphy	☐	☐	☐	**11** Philip H. Urban	☐	☐	☐
06 Cynthia S. Nicholson	☐	☐	☐				

2. Approve, on an advisory basis, the compensation of Selective's named executive officers as disclosed in the accompanying proxy statement. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.